Exhibit 10.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

of

HIGHLANDS ETHANOL, LLC

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED

AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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ARTICLE 6	BUSINESS PLAN AND BUDGETS	18
6.1	Business Plans, Forecasts and Budgets	18
6.2	Principles Governing Budget	19
6.3	Consultation and Adoption	19
6.4	Updating and Amendments to Budgets	20
6.5	Disputed Budgets	21

ARTICLE 7	STAGE GATES FOR THE HIGHLANDS PROJECT	21
7.1	Status	21
7.2	Member Decisions	22
7.3	Project Definition	22
7.4	Project Execution	24
7.5	Payment of Purchase Price upon Buy-Out	25
7.6	Project Determinations by the Members	26
7.7	Financing Method Independence	26
7.8	Beaumont Investment Decisions	26

ARTICLE 8	FUNDING AND ADDITIONAL CAPITAL	26
8.1	Additional Capital Contributions	26
8.2	Capital Calls	26
8.3	Adjustment to Capital Accounts	27
8.4	Withdrawal or Reduction of Capital Contributions	27
8.5	Interest on Capital Contributions	27
8.6	Capital Accounts	27
8.7	Loans by Members to the Company	27
8.8	Bank Accounts	28

ARTICLE 9	ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS; TAX AND ACCOUNTING MATTERS	28
9.1	Allocation of Profits and Losses	28
9.2	Regulatory Allocations	28
9.3	Tax Allocations; Code Section 704(c)	28
9.4	Distributions	29
9.5	Accounting Matters	30
9.6	Tax Status and Returns	30

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9.7	Tax Elections	31
9.8	Tax Matters Partner	31
9.9	Distribution of Membership Interests in Beaumont	32

ARTICLE 10	RESTRICTIONS ON TRANSFER	32
10.1	Transfer of Interests	32
10.2	Consent Necessary to Transfer	32
10.3	Conditions of Transfer	33
10.4	Admission of Substitute Member	33
10.5	Effect of Transfer without Consent	34
10.6	Liability for Breach	34
10.7	Transfer Permitted Without Consent	34

ARTICLE 11	TERMINATION AND DISSOLUTION	35
11.1	Dissolution	35
11.2	Liquidation	35
11.3	Liabilities	35
11.4	Settling of Accounts	35
11.5	Distribution of Proceeds	36
11.6	Certificate of Cancellation	36

ARTICLE 12	LIMITATION OF LIABILITY/INDEMNIFICATION	36
12.1	Limited Liability	36
12.2	Indemnification: Proceeding Other Than by Company	37
12.3	Indemnification: Proceeding by Company	37
12.4	Mandatory Advancement of Expenses	38
12.5	Effect and Continuation	38
12.6	Insurance and Other Financial Arrangements	38
12.7	Notice of Indemnification and Advancement	39
12.8	Repeal or Modification	39
12.9	General Indemnity	39

ARTICLE 13	INSPECTION OF COMPANY RECORDS; ANNUAL AND OTHER REPORTS	40
13.1	Records to be Kept	40
13.2	Inspection of Company Records	40
13.3	Quarterly Reports	40
13.4	Annual Reports and Audit	41

-iii-

13.5	Audit Rights	41

ARTICLE 14	DEADLOCK	42
14.1	Deadlock	42
14.2	Purpose of Deadlock Resolution Mechanisms	42
14.3	Deadlock Notice	42
14.4	Undertakings Following Deadlock Notice	42
14.5	Forced Liquidation	42

ARTICLE 15	DEFAULT	43
15.1	BP Initial Funding Default: Special Forfeiture Remedy	43
15.2	Capital Contribution Default	43
15.3	Percentage Interest Adjustment for Penalty Dilution	45
15.4	Other Defaults	46
15.5	Limitation on Rights of Defaulting Member	46

ARTICLE 16	CONFIDENTIALITY	46
16.1	Confidentiality Obligations	46
16.2	Exceptions	47
16.3	Authorized Disclosure	47
16.4	Injunctive Relief	48

ARTICLE 17	MISCELLANEOUS	48
17.1	Regulatory and Legal Requirements	48
17.2	Dispute Resolution	48
17.3	No Waiver	50
17.4	Amendments	50
17.5	Nature of Membership Interest: Agreement Is Binding Upon Successors	50
17.6	Assignment	50
17.7	Entire Agreement	50
17.8	No Third-Party Beneficiaries	50
17.9	Governing Law	51
17.10	Counterparts	51
17.11	Delaware Limited Liability Company Act Prevails	51
17.12	Severability	51
17.13	Costs and Expenses	51
17.14	Insurance	51
17.15	Public Announcements	51

-iv-

17.16	Notices	52

SCHEDULES

1	Names and Addresses, Capital Contributions of Members

2.1*	BP Payment Schedule

2.4(d)-A*	Highlands Assets

2.4(d)-B*	Beaumont Assets

2.4(e)-A*	Highlands Contracts

2.4(e)-B*	Beaumont Contracts

5.1*	Organization Chart

EXHIBITS

A	Definitions

B	Form of Membership Certificate

C	Form of Power of Attorney

D*	Health, Safety, Security and Environmental (HSSE) Policy

E*	Engineering and Operational Integrity Practices

F*	Code of Conduct

G*	Principles Regarding Intellectual Property, Technical Services and Biological Materials

H*	Initial Budget and Business Plan

I*	Agreed Accounting Practices and Policies

J*	Capital Value Process

*	indicates that the relevant Schedule or Exhibit is attached to the Letter.

-v-

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

of

HIGHLANDS ETHANOL, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (“Agreement”) is made and entered into as of February 18, 2009 (the “Effective Date”), by and between BP Biofuels North America LLC, a Delaware limited liability company (“BP”), with a principal place of business at 28100 Torch Parkway, Warrenville, IL 60555, Verenium Biofuels Corporation, a Delaware corporation (“Verenium”), with a principal place of business at 55 Cambridge Parkway, Cambridge MA 02142, and Highlands Ethanol, LLC, a Delaware limited liability company (the “Company”), with a principal place of business at 55 Cambridge Parkway, Cambridge MA 02142.

W I T N E S S E T H:

WHEREAS, Verenium Corporation, a Delaware corporation and the corporate parent of Verenium, formed the Company on October 22, 2007, under the name of Verenium Monkey Hammock Ethanol, LLC, as a wholly-owned subsidiary of Verenium Corporation;

WHEREAS, on October 31, 2008, Verenium Corporation transferred all of its interest in the Company to Verenium, and the Company and Verenium entered into the original Limited Liability Company Agreement of the Company, with Verenium as the sole member and manager of the Company, and changed the name of the Company to “Highlands Ethanol, LLC”;

WHEREAS, the Company has been engaged in the development of an energy grasses-to-ethanol project to be located at or near Highlands, Florida (as further defined in Exhibit A, the “Highlands Project”);

WHEREAS, Verenium is party to the Lykes Contracts, granting to Verenium certain land options and contracts with regard to the Highlands Project, granting it the right to develop, construct and operate an energy grasses-to-ethanol project thereon;

WHEREAS, in connection with this Agreement and as of the Effective Date, BP and Verenium are making contributions to the Company as specified herein, as a result of which Verenium and BP will each own fifty percent (50%) of the Membership Interests in the Company;

WHEREAS, the parties hereto now desire to adopt and approve an amended and restated operating agreement for the Company to reflect the participation of BP in the Highlands Project and to more particularly provide for their respective rights, powers, duties and obligations as Members, and the management, operations and activities of the Company;

1	/s/ SAE	BP
	/s/ CAR	Verenium

WHEREAS, effective as of August 1, 2008, BP, Verenium and Galaxy Biofuels LLC, a Delaware limited liability company (“Galaxy”), entered into that certain Operating Agreement of Galaxy (the “Galaxy Operating Agreement”) and that certain Joint Development and License Agreement (the “JDA”); and

WHEREAS, BP and Verenium have a mutual interest in participating in a 50:50 joint venture to develop, launch and provide for the ownership and operation of energy grasses-to-ethanol project opportunities in the United States, and the Highlands Project, which is the subject of this Agreement, is the first such project.

NOW, THEREFORE, the Members by this Agreement set forth and adopt this amended and restated limited liability company operating agreement as the operating agreement of the Company under the Delaware Limited Liability Company Act (as amended, the “Act”) upon the following terms and conditions:

ARTICLE 1

Definitions; Rules of Construction

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings as set forth in Exhibit A, or as defined where they first appear in the body of this Agreement, indicated in Exhibit A. Unless otherwise defined in this Agreement, terms and expressions used in this Agreement shall have the same meanings as defined in the Act.

1.2 Rules of Construction. In this Agreement, save where the context otherwise requires or unless otherwise expressly provided:

(a) the singular includes the plural and vice versa and reference to any gender includes a reference to all other genders;

(b) headings and the use of bold typeface shall be ignored;

(c) words such as “herein,” “hereinafter,” “hereof” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires;

(d) a reference to a section, subsection, schedule or exhibit is, unless indicated to the contrary, a reference to a section, subsection, schedule or exhibit of this Agreement;

2	/s/ SAE	BP
	/s/ CAR	Verenium

(e) a reference to a person includes a reference to a firm, a body corporate, an unincorporated association, or other entity or to a person’s executors or administrators;

(f) references to acting directly or indirectly include (without prejudice to the generality of that expression) acting alone or on behalf of any other person or jointly with or through or by means of any other person;

(g) if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

(h) if a period of time specified herein ends on a day other than a Business Day, such period shall be deemed to end on the next Business Day;

(i) the phrase “attached hereto” shall refer to items attached to this Agreement or to the Letter;

(j) the words “including”, “shall include” and “includes” shall be construed as including without limitation; and

(k) references to writing shall include any modes of reproducing words in a legible and non-transitory form.

ARTICLE 2

Transactions as of the Effective Date

2.1 BP Initial Capital Contribution. As its initial contribution to the capital of the Company, BP agrees to pay the Company a total of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000), in installments according to the payment schedule as set forth in Schedule 2.1 (the “BP Initial Capital Contribution”), as a result of which BP shall be deemed admitted as a Member in the Company in accordance with the Act.

2.2 Ownership of Membership Interests. Verenium agrees to pay on behalf of the Company all costs incurred by the Company during the period from the Effective Date through February 28, 2009. As a result of the contributions to the Company previously made by Verenium and Verenium’s promise to pay costs in the previous sentence (together, the “Verenium Initial Capital Contribution”) and the BP Initial Capital Contribution, as of the Effective Date each of the Members shall be deemed to have made Capital Contributions to the Company in the amount of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000), and each of the Members shall hold Fifty Percent (50%) of the Membership Interests in the Company.

3	/s/ SAE	BP
	/s/ CAR	Verenium

2.3 Matters as of the Effective Date. As of the Effective Date,

(a) the Members authorize and direct the Company to take and the Company does take the following actions, all of which shall be deemed to have occurred simultaneously:

(i) Accept the BP Initial Capital Contribution, confirm the Verenium Initial Capital Contribution, and issue Membership Certificates, in the form attached to this Agreement as Exhibit B, to each of Verenium and BP reflecting ownership of Fifty Percent (50%) of the Membership Interests in the Company;

(ii) Appoint the initial officers of the Company as set forth in the Organization Chart and adopt the delegations of authority, each as set forth in Schedule 5.1;

(iii) Execute counterparts of each of the following agreements:

(1) Business Services Agreement with BP;

(2) Business Services Agreement with Verenium;

(3) Secondment Agreement with BP;

(4) Secondment Agreement with Verenium; and

(iv) Take such other action necessary or convenient to give effect to the foregoing as the Members may approve, and

(b) Each Member shall provide the Company with an irrevocable power of attorney in the form of that attached as Exhibit C, authorizing and enabling the Company to execute all documents and take all actions necessary, to effect a transfer of the Member’s Membership Interest (i) upon a Buy-Out under Section 7.5 or (ii) upon a transfer pursuant to Section 15.1(b) or pursuant to Section 15.2(d).

2.4 Representations of Verenium with Regard to the Company and Beaumont. In order to induce BP to enter into this Agreement and to make the BP Initial Capital Contribution to the Company as set forth herein, Verenium hereby makes to BP the following representations as of the Effective Date, intending that BP shall rely on such representations:

(a) Ownership. Since the Company’s formation, the entire Membership Interest in the Company has been held by either Verenium Corporation or Verenium. Other than the Membership Interest held by Verenium immediately prior to the Effective Date, the Company has issued no interests or rights to acquire interests in the Company and has entered into no obligation to do so. Since the Company’s formation, neither Verenium Corporation nor Verenium has entered into any obligation to transfer to any other Person any interest in the Company or any rights thereto, or to cause the Company to issue any interests to any other Person or any rights thereto. As of the Effective Date, immediately prior to giving effect to the

4	/s/ SAE	BP
	/s/ CAR	Verenium

BP Initial Capital Contribution and the admission of BP as a Member in the Company, Verenium owns and holds the entire membership interest in the Company free and clear of any Encumbrances.

(b) Subsidiary. As of the Effective Date, the Company is the sole member of Verenium Biofuels Texas LLC, a Delaware limited liability company (“Beaumont”). Other than the membership interest in Beaumont held by the Company, Beaumont has issued no interests or rights to acquire interests in Beaumont and has entered into no obligation to do so. Since its formation, neither Beaumont nor the Company nor any prior owner of Beaumont has entered into any obligation to transfer to any other Person any interest in Beaumont or any rights thereto, or to cause Beaumont to issue any interests to any other Person or any rights thereto.

(c) Business of the Company and Beaumont. Since the Company’s formation, the Company has engaged in no business other than the development of the Highlands Project. Since the formation of Beaumont, Beaumont has engaged in no business other than the development of the Beaumont Project.

(d) Assets of the Company and Beaumont. The Company owns all of the assets (including permits, grants or authorizations of any governmental entity) listed on Schedule 2.4(d)-A (the “Highlands Assets”). Beaumont owns all of the assets (including permits, grants or authorizations of any governmental entity) listed on Schedule 2.4(d)-B (the “Beaumont Assets”). For the avoidance of doubt, contracts are addressed separately under Section 2.4(e), but are also considered assets hereunder.

(e) Contracts of the Company and Beaumont. As of the Effective Date: (i) the Company is party to the Lykes Contracts, entitled to exercise the rights of Verenium (or any Affiliate of Verenium) as stated therein; (ii) the Company is party to only the Lykes Contracts and those additional contracts listed on Schedule 2.4(e)-A (the “Highlands Contracts”) each of which is related to the Highlands Project; and (iii) Beaumont is party to only those contracts listed on Schedule 2.4(e)-B (the “Beaumont Contracts”) each of which is related to the Beaumont Project. The Company has performed its obligations under each of the Highlands Contracts that are to be performed prior to the Effective Date, and is not in default thereunder; and Beaumont has performed its obligations under each of the Beaumont Contracts that are to be performed prior to the Effective Date, and is not in default thereunder; and neither Verenium nor the Company has knowledge of any current uncured default by any other party thereunder.

(f) No Other Assets. As of the Effective Date, (i) neither Verenium nor any of its Affiliates owns or holds any assets (including permits, grants or authorizations of any governmental entity) related to the Highlands Project, except those that are owned or held by the Company, and (ii) neither Verenium, nor any of its Affiliates, nor the Company, owns or holds any assets (including permits, grants or authorizations of any governmental entity) related to the Beaumont Project, except those that are owned or held by Beaumont, and (iii) in each case other than assets (including permits, grants or authorizations of any governmental entity) that are (x) not specific to either the Highlands Project or the Beaumont Project, and (y) are used generally

5	/s/ SAE	BP
	/s/ CAR	Verenium

in the development of projects, and the exclusion of which assets from the Highlands Assets or the Beaumont Assets would not limit or restrict the Highlands Project or the Beaumont Project, as applicable.

(g) No Liens or Claims. As of the Effective Date, each of the Company and Beaumont own all of their respective assets free and clear of any liens, claims, or encumbrances other than Permitted Encumbrances.

(h) Liabilities and Obligations of the Company and Beaumont. As of the Effective Date, neither the Company nor Beaumont has any material liabilities or obligations of any kind other than (i) to perform their respective obligations under the Highlands Contracts or the Beaumont Contracts, respectively, and (ii) this Agreement and those agreements listed under Section 2.3(a)(iii).

(i) Litigation, Proceedings. Neither the Company nor Beaumont is a party to, or to the knowledge of Verenium, threatened to be made a party to, any action, suit, claim, proceeding, hearing or investigation before any judicial authority or governmental entity. Neither the Company nor Beaumont is subject to any outstanding injunction, judgment, order, decree, ruling or charge. Verenium has no knowledge of any existing facts or circumstances which may provide a reasonable basis for any such action, suit, claim, proceeding, hearing or investigation.

(j) Compliance with Law. Neither the Company nor Beaumont is in default or violation of any term, condition or provision of its respective certificate of formation or operating agreement or of any statute, law, rule, regulation, judgment, decree, order, arbitration award, concession or grant applicable to either of them in any material way.

(k) Employees. Neither the Company nor Beaumont has any employees, and neither has ever employed any employees.

(l) Consents and Approvals, No Violation. The execution and delivery by the Company of this Agreement, and the issuance of the BP Membership Interest on the Effective Date, do not (i) violate any provision of its governing instruments, (ii) result in a violation or breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the Membership Interests under, any agreement, instrument or obligation to which the Company is a party or by which the Company is bound, (iii) violate any law, order, writ, judgment, injunction, decree, statute, directive, rule or regulation applicable to the Company, (iv) require any filing or registration with, notification to, or authorization, consent or approval of, any Federal, state or local government or regulatory authority or agency, or (v) require the consent of or the giving of notice to, any Person.

(m) Disclosure. Verenium knows of no event that has occurred or fact or circumstance that exists as of the Effective Date that has specific application to the Company or

6	/s/ SAE	BP
	/s/ CAR	Verenium

to the Highlands Project which would be reasonably likely to prevent the Company from accomplishing, or significantly threatens to impair the Company’s ability to accomplish, the Highlands Project.

(n) Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.4, VERENIUM EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

As used above in this Section 2.4, the term “material” means any single item or series of related items of [ * ] dollars ($[ * ]) or more.

2.5 Representations of Verenium. Verenium hereby makes to BP the following representations as of the Effective Date, intending that BP shall rely on such representations:

(a) Organization. Verenium is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization; Validity of Agreement. Verenium has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Verenium of this Agreement, and the performance of its obligations hereunder, have been duly authorized by its Board of Directors and by the Board of Directors of Verenium Corporation, and no other corporate action on the part of Verenium is necessary to authorize the execution and delivery by Verenium of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by Verenium and, assuming due and valid execution and delivery hereof by BP and the Company, is a valid and binding obligation of Verenium, enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Consents and Approvals, No Violation. The execution and delivery by Verenium of this Agreement, the issuance of the BP Membership Interest on the Effective Date, and the consummation of the transactions contemplated hereby to occur as of the Effective Date, do not and will not (i) violate any provision of its governing instruments, (ii) result in a violation or breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the Membership Interests under, any agreement, instrument or obligation to which Verenium is a party or by which Verenium is bound, (iii) violate any law, order, writ, judgment, injunction, decree, statute, directive, rule or regulation applicable to Verenium, (iv) require any filing or registration

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED

AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

7	/s/ SAE	BP
	/s/ CAR	Verenium

with, notification to, or authorization, consent or approval of; any Federal, state or local government or regulatory authority or agency, or (v) require the consent of, or the giving of notice to, any Person.

2.6 Representations of BP. BP hereby makes to Verenium the following representations as of the Effective Date, intending that Verenium shall rely on such representations:

(a) Organization. BP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization; Validity of Agreement. BP has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by BP of this Agreement, and the performance of its obligations hereunder, have been duly authorized by its Board of Directors (including authorization by officers or employee having delegated authority), and no other corporate action on the part of BP is necessary to authorize the execution and delivery by BP of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by BP and, assuming due and valid execution and delivery hereof by Verenium and the Company, is a valid and binding obligation .of BP, enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Consents and Approvals, No Violation. The execution and delivery by BP of this Agreement, and the consummation of the transactions contemplated hereby to occur as of the Effective Date, do not and will not (i) violate any provision of its governing instruments, (ii) result in a violation or breach of; or constitute a default under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the Membership Interests under, any agreement, instrument or obligation to which BP is a party or by which BP is bound, (iii) violate any law, order, writ, judgment, injunction, decree, statute, directive, rule or regulation applicable to BP, (iv) require any filing or registration with, notification to, or authorization, consent or approval of, any Federal, state or local government or regulatory authority or agency, or (v) require the consent of, or the giving of notice to, any Person.

8	/s/ SAE	BP
	/s/ CAR	Verenium

ARTICLE 3

Offices and Business

3.1 Registered Office and Statutory Agent. The registered office and statutory agent in Delaware required by the Act shall be as set forth in the Certificate until such time as the registered office or statutory agent is changed in accordance with the Act.

3.2 Principal Executive Office. The principal executive office for the transaction of the business of the Company may be fixed by the Members at any place within the United States of America, whether within or without the State of Delaware. As of the Effective Date, the principal executive office of the Company shall be located at the offices of Verenium, 55 Cambridge Parkway, Cambridge MA 02142. The Members agree to direct the management of the Company to recommend to the Members, not later than June 30, 2009, an independent location for the offices of the Company, and to relocate the offices of the Company not later than the end of 2009 to a location selected by the Members, taking into consideration the recommendation of the Company’s management.

3.3 Business. The Company may carry on any lawful business, purpose or activity relating to the Business which is permitted to be carried on by a limited liability company under the Act. The parties hereto agree that the business of the Company (the “Business”) shall solely consist of the development, execution and operation of the Highlands Project and (through or on behalf of Beaumont) the Beaumont Project, and all things necessary, convenient or desirable in connection with the foregoing. The Company shall not carry out any other business, nor engage in other activities, without the prior written consent of the Members.

ARTICLE 4

Membership Interests; Voting Rights; Meetings of Members

4.1 Members. The Company shall have only one class of Membership Interest, subject to the effects on the Membership Interests of a Defaulting Member under Sections 15.2 or 15.5. Each of BP and Verenium shall be a member of the Company, within the meaning of the Act, until they cease to be a member in accordance with the provisions of the Act, the Certificate or this Agreement (individually, a “Member” and collectively, the “Members”). The Membership Interests shall be reflected in Membership Certificates issued by the Company. As of the Effective Date, the names, addresses, agreed value of Capital Contributions and Membership Interests of the Members shall be reflected in the books and records of the Company. Any subsequent changes in the Members’ Percentage Interests shall be reflected in updated Membership Certificates.

4.2 Member Representatives. In order to facilitate communication between the Members, each Member shall designate two representatives (collectively, the “Representatives”), either of whom shall be authorized to act for the Member, at Member meetings and with regard

9	/s/ SAE	BP
	/s/ CAR	Verenium

to any other vote, consent or action to be taken by the Members. The Representatives may be persons who are also serving in other capacities on behalf of the appointing Member in relation to the Company. BP hereby designates those two individuals named in the Letter as its initial Representatives. Verenium hereby designates those two individuals named in the Letter as its initial Representatives. A Member may replace one or both of its Representatives upon Notice to the other Member.

4.3 Meetings of Members; Notice of Meetings. Meetings of the Members may be called by either Member upon written notice to the other Member, not fewer than fifteen (15) nor more than thirty (30) days after delivery of the notice of meeting, unless otherwise agreed in writing by the Members. Such notice of meeting shall state: the place, date and hour of the meeting; and those matters which, at the time of the mailing of the notice, are intended to be presented for action by the Members.

(a) The Members shall meet, acting as Members, at least once every three (3) months, during the last week of January, April, July and October of each year, or at such other intervals and at such other times as the Members may agree. In the absence of other agreement, a meeting of Members shall be deemed to be duly called upon Notice from either Member to the other, for any meeting to be held at the principal office of the Company at 10:00 am. local time on the Wednesday of the last week of any of the above months.

(b) The Managing Director and the Chief Financial Officer of the Company may represent the Company in Member meetings and may participate as advisers and observers, at the request of the Members. They shall not, in such capacity, be authorized or required to make any decision on the part of any Member.

(c) The Members intend that Member meetings shall be a forum in which the Officers shall make their reports to the Members and in which the Members shall have the opportunity to discuss any decision that the Members are required or entitled to make under this Agreement. The Members may discuss and agree upon matters outside of the Member meetings and shall not be required to convene a meeting of the Member meetings in order to agree upon a matter.

(d) The actions of any meeting of Members, however called and noticed, and wherever held, shall be as valid as if taken at a meeting duly held after notice, if representatives of Members holding the Requisite Percentage to approve the actions taken, are present either in person or by proxy.

4.4 Place of Meetings. All meetings of the Members shall be held at any place within the United States of America, whether within or without the State of Delaware which may be designated by the written consent of both Members given either before or after the meeting and filed with the Company records. In the event of any inconsistency in the places designated by the Members as herein provided, or in the absence of any such designation, Members’ meetings shall be held at the principal executive office of the Company. Members may attend any meeting of

10	/s/ SAE	BP
	/s/ CAR	Verenium

the Members in person, or may participate by any electronic means that is acceptable to the Member(s) not physically present at the meeting.

4.5 Acts of the Members. The Members shall have the right to vote and act on the matters and affairs of the Company in their capacity’ as Members, including those matters as are reserved to the Members herein or are required by the Act to be voted upon by the Members. Except as may otherwise be provided by this Agreement or the Act or the Certificate, the affirmative vote of Members holding a majority of the total Percentage Interests (or, with regard to the matters listed in Section 4.8(b), at least the level of total Percentage Interests specified in Section 4.8(b)) shall be required to approve the matter presented to them in their capacity as Members (as applicable, the “Requisite Percentage”).

4.6 Quorum; Action without a Meeting.

(a) The presence at any meeting in person or by proxy of Members holding the Requisite Percentage required with respect to the matters to be voted upon shall constitute a quorum for the transaction of business. A Member may grant a proxy constituting presence at a meeting for a limited purpose, but may limit the proxy such that it shall not constitute presence at the meeting for additional purposes.

(b) Any action which may be taken at a meeting of the Members, may be taken without a meeting, if a consent in writing, setting forth the action so taken, is signed by Members holding the Requisite Percentage, indicating approval acting in their capacity as Members. Any action taken by the Members at a meeting or by consent in lieu of meeting, and any such action or other item that is required under this Agreement to be (or is to be treated as being) “agreed by the Members” or “approved by the Members” (or similar locution), shall be recorded in a writing, and authenticated by Members holding the Requisite Percentage to approve the matter presented. A copy of each such consent shall be provided to the Company and to each Member, and the Company shall maintain a record thereof.

4.7 Member Discretion. Each Member shall he entitled to exercise its discretion freely regarding any decision that the Members are required or entitled to make under this Agreement, or under the Act or any other applicable law or regulation. Each Member shall be entitled to act in its own interest and neither will owe any duty to the other or to the Company in connection with the granting or withholding of any vote, consent or other approval of a Member under this Agreement (except as set forth in Section 4.12). Each Member:

(a) agrees that either Member may grant or withhold any vote, consent or approval by or on behalf of such Member under this Agreement in its sole discretion, with or without cause; and

(b) hereby waives for itself and on behalf of the Company all waivable fiduciary, agency or other duties to it or to the Company (whether arising under this Agreement,

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the Act or otherwise, express or implied) with respect to any actions of the other Member acting in its capacity as a Member, to the maximum extent allowed under applicable law.

4.8 Reserved Matters Requiring Member Approval. The Company may not take any action, nor may any Officer take any action for or on behalf of the Company, in relation to any of the matters described in this Section 4.8, except upon the prior authorization of the Members, and except if specifically authorized by another provision of this Agreement. Unless so authorized, those matters described in Section 4.8(a) shall be approved upon the vote or authorization of Members holding a majority of the total Percentage Interests, and those matters described in Section 4.8(b) shall be approved only upon the unanimous vote or authorization of the Members.

(a) Matters Authorized by Majority Vote.

(i) changes or alterations in the scope of the Business or any permanent withdrawal by the Company from any of the activities falling within the Business;

(ii) increase, reduction, repayment or cancellation of the Membership Interests or of any uncalled or unpaid liability of the Company in respect thereof; the allotment or issuance of Membership Interests or any securities, rights or interests convertible into Membership Interests, the offer of any option to subscribe or call for Membership Interests in the Company, or any other changes in the capital or ownership structure of the Company;

(iii) the redemption or purchase by the Company of any Membership Interest, other than any such action requiring approval under Section 4.8(b)(iii);

(iv) any Additional Capital Contributions (provided that the approval of any Budget calling for Additional Capital Contributions shall constitute prior and irrevocable approval of those contributions);

(v) any distribution, payment or return of capital to Members, or any declaration or payment of any dividend or the making of any distribution, other than any such action requiring approval under Section 4.8(b)(iii);

(vi) incurring any debt for borrowed money;

(vii) approval of a Budget or Business Plan, and any amendment to an approved Budget or Business Plan;

(viii) the removal of Officers as provided in Section 5.2(c);

(ix) establishing the Boundary Conditions for the Highlands Project;

(x) the disposition of a material asset of the Company;

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(xi) approval of any Related-Party Agreement, other than any such action requiring approval under Section 4.8(b)(iv);

(xii) the creation or permitting the creation of any Encumbrance on the assets of the Company other than liens arising in the ordinary course of business or any charge arising by the operation or purported operation of title retention clauses in the ordinary course of business;

(xiii) the entry by the Company into any hedging, derivative, swap or similar contract, commitment or arrangement;

(xiv) the guaranty by the Company of any Third Party obligations;

(xv) the grant by the Company of any indemnity against Third Party claims, other than in connection with contracts in the ordinary course of business;

(xvi) the making of any loan by the Company or the creation, renewal or extension of any borrowings of the Company other than in accordance with the mechanism set out in Article 8; or

(xvii) the entry into any contract of the Company with any Person other than Galaxy involving the performance of technical or engineering services or other technology related matters involving the potential for the creation of intellectual property rights that does not include a complete assignment of ownership or the grant of a license to the Company or its nominee of all intellectual property rights created in connection therewith.

(b) Matters Authorized by Unanimous Vote.

(i) any apt which would make it impossible to carry on the ordinary business of the Company;

(ii) merger or consolidation of the Company in a transaction where the Company is not the surviving entity, or any other transaction that results in either (1) a new class of Membership Interest, or (2) change in the Capital Accounts of the Members in the Company on a basis other than pro-rata in accordance with their respective Percentage Interests;

(iii) the redemption or purchase by the Company of any Membership Interest, or any distribution, payment or return of capital to Members, or any declaration or payment of any dividend or the making of any distribution, in each case on a basis other than pro rata among the Members in accordance with their respective Percentage Interests;

(iv) approval of any Related-Party Agreement on terms other than an arm’s length basis for fair value;

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(v) taking any action to liquidate, dissolve or wind up or to otherwise reorganize or restructure the Company, other than pursuant to authority under Article 14, or authorizing any plan to do so; or

(vi) taking any action which would constitute a Bankruptcy Event of the Company; or

(vii) the modification of any of the Policies of the Company that have previously been adopted by the Members pursuant to Section 5.3.

4.9 Member Consent; Restriction on Company Activity. Neither the Company nor any Person acting for or on behalf of the Company shall take action in relation to any matter which is substantially equivalent to the matters listed in Section 4.8, and the Members shall cause their appointees or secondees to the management of the Company to refrain from taking action on behalf of the Company in relation to any such matter, unless the prior written consent of Members holding the Requisite Percentage has been obtained.

4.10 Members May Participate in Other Activities; Limitations. Except as may otherwise be agreed under any written agreement among the Members or their Affiliates and the Company, each Member, either individually or with others, shall have the right to participate in any other business activities and ventures of every kind and to retain the income and profits therefrom, whether or not such other business activities and ventures compete with the Company, and no Member, acting in the capacity of a Member, shall be obligated to offer to the Company or to the other Members any opportunity to participate in any such other business activity or venture.

4.11 Scope of Members’ Authority. Except as otherwise expressly provided in this Agreement, no Member shall have any authority (including when acting as a Member) to bind or act for, or assume any obligation or responsibility on behalf of, the Company or any other Member of the Company. Neither the Company nor any Member shall be responsible or liable for any indebtedness or obligation of any other Member, and no Member shall be responsible or liable for any indebtedness or obligation relating to the Company’s property or business operations, except as to those responsibilities, liabilities, indebtedness or obligations expressly incurred by separate agreement or instrument or incurred on or after the Effective Date pursuant to and as limited by the terms of this Agreement.

4.12 Conflict of Interest between Members. If any matter to be considered or voted upon by the Members relates to:

(a) the Company enforcing rights against a Member or any of its Affiliates in relation to any matter arising under any agreement entered into between the Company and a Member or any of its Affiliates; or

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(b) the Company or any of its Affiliates defending itself against any action taken against it by a Member or any of its Affiliates,

then the Member with whom (or with whose Affiliate) the Company is in conflict shall not be entitled to vote in relation to such matter (but only such matter), and the other Member shall be obligated to exercise its right to vote in relation to such matter in a manner that it reasonably believes to be in the best interest of the Company, without regard to the separate interest of such other Member..

4.13 Agreements Regarding Wildcat Lease.

(a) Exercise of Options under Wildcat Lease; Security Obligations. The Company shall exercise the option to extend the Primary Lease Term pursuant to Section 2B of the Wildcat Lease, only if the Company shall make the payment to the Landlord required under Section 2B on or before September 30, 2009. The Members hereby approve and authorize the payment in connection with the, exercise (if any) of the option to extend the Primary Lease Term. The Company shall exercise the option to commence the Secondary Lease Term pursuant to the Wildcat Lease, only if the Company shall also secure its obligations thereunder, including payment of rental payments, taxes, and indemnification obligations pursuant to the terms of the Wildcat Lease, by posting (i) an irrevocable letter of credit in an amount equal to the subsequent three years of calculated annual rental payments or (ii) other security satisfactory to Landlord as provided under Section 19A of the Wildcat Lease in order to release Verenium from all of its prospective obligations thereunder. The Company hereby covenants that it shall, from the date of such exercise and continuing through the expiration of the Secondary Lease Term, maintain such letter of credit or other security, and update such security as contemplated by Paragraph 19C of the Wildcat Lease. The Members hereby approve and authorize the posting of such security in connection with the exercise (if any) of the option to commence the Secondary Lease Term pursuant to the Wildcat Lease, and hereby direct the Company to do all such things as are necessary or appropriate in furtherance of the foregoing. The Company’s obligations pursuant to this Section 4.13(a) shall terminate upon the effective date of any novation of or other agreement with respect to the Wildcat Lease which releases Verenium from any liability to Landlord arising from or related to Verenium’s assignment of the Wildcat Lease to the Company, as determined by Verenium in its sole discretion, acting reasonably. The terms “Landlord,” “Primary Lease Term” and “Secondary Lease Term” used in this Section 4.13(a) shall have the meanings given to them in the Wildcat Lease.

(b) Indemnification of Verenium by the Company. The Company shall defend, indemnify, and hold Verenium, its Affiliates, directors, officers, employees and agents (the “Verenium Indemnified Parties”) harmless from and against all claims, losses and liabilities (including litigation costs and reasonable attorney’s fees) asserted against or incurred by the Verenium Indemnified Parties with respect to obligations arising under the Wildcat Lease and arising out of the Company’s breach of its obligations pursuant to Section 4.13(a). The expenses of the Verenium Indemnified Parties incurred in defending any action, suit or proceeding relating to any claim, loss or liability indemnified pursuant to this Section 4.13(b) shall be paid

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by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of Verenium to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction that the Verenium Indemnified Parties are not entitled to be indemnified therefor by the Company.

(c) Exclusive Remedy. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Section 4.13(b) is the sole and exclusive remedy to which any of the Verenium Indemnified Parties is or may be entitled for any breach of the obligations of the Company pursuant to Section 4.13(a), whether under this Agreement, the Certificate, any limited liability company agreement, vote of Members, or otherwise at law or in equity, and provisions of Section 17.2 shall not apply to this Section 4.13.

(d) No Recourse to Members. The obligations set forth in Section 4.13(a) and Section 4.13(b) shall be solely those of the Company and not of either Member.

(e) Continuing Effect. Unless and until released as set forth herein, the provisions of this Section 4.13 shall continue in full force and effect regardless of whether Verenium is a Member.

ARTICLE 5

Management

5.1 Officers. The day-to-day operations of the Company shall be managed and conducted by the personnel of the Company referenced in Sections 5.2(a) and 5.2(b) (the “Officers”) holding the offices and having the responsibilities described in Schedule 5.1 attached hereto (the “Organization Chart”), and the Members have adopted the position descriptions for certain Officers as set forth in Schedule 5.1.

5.2 Members’ Rights of Nomination and Appointment.

(a) The holder of the BP Membership Interests shall have the right to nominate the Company’s (i) Managing Director and (ii) Head of Engineering and Construction, in each case such nominees shall be appointed to such positions subject to the approval in writing of the holder of the Verenium Membership Interests (such approval not to be unreasonably withheld or delayed). BP’s initial nominations for such positions have been made and approved by Verenium, and are reflected on the Organization Chart for such positions.

(b) The holder of the Verenium Membership Interests shall have the right to nominate the Company’s (i) Chief Financial Officer and (ii) Head of Development, in each case such nominees shall be appointed to such positions subject to the approval in writing of the holder of the BP Membership Interests (such approval not to be unreasonably withheld or

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delayed). Verenium’s initial nominations have been made and approved by BP, and are reflected on the Organization Chart for such positions.

(c) The Managing Director shall review the performance of each of the other Officers on an annual basis and provide a report to the Members advising the Members of the results of such review and of the Managing Director’s recommendations with respect to the continued engagement of such Officers. The Officers nominated and approved in accordance with Sections 5.2(a) or 5.2(b) may be removed only by action of the Members.

(d) When there are open Company job positions, other than Officers, and other than any which are designated on the Organization Chart as employees of the Company only, then each Member shall have the right to nominate its or its Affiliate’s employees to become seconded employees of the Company to fill such positions, and if qualified, such nominee shall be accepted by the Company to fill such positions, subject to the approval of the non-appointing Member, such approval shall not be unreasonably withheld or delayed. If the open position to which such secondee is appointed, was to be paid by the Company under the then-current Budget, then the Company will bear the costs of such secondee up to the budgeted level.

(e) In addition, each Member may, at such Member’s own expense, second additional persons who are employees of such Member without approval of the other Member, to observe, participate in and support the activities of the Company and its personnel.

5.3 Company Policies. The Members hereby adopt the following policies (the “Policies”) to guide the activities of the Company: (a) the principles set forth in the health, safety, security and environmental (HSSE) policy attached hereto as Exhibit D; (b) the Engineering and Operational Integrity Practices attached hereto as Exhibit E, and; (c) the Code of Conduct attached hereto as Exhibit F. The Company will promptly establish a separate Company hotline for purposes of the Code of Conduct, with direct reporting to each Member. The Members hereby direct the Company and its officers to conduct the activity of the Company in accordance with the foregoing policies. For the avoidance of doubt, the Code of Conduct does not apply to Members in their capacity as Members. The Members and/or Officers of the Company may from time to time propose additional operating policies and other policies, for the consideration and subject to the approval of the Members.

5.4 Employees; Secondment.

(a) The Organization Chart sets forth the initial Company job positions (including Officers), including positions which may be filled by persons seconded to the Company by the Members and/or their Affiliates. For each position on the Organization Chart, the Company will maintain a list of the names of the individuals nominated by the Members to fill such positions, the existing employer of such individual from which such person will be seconded, the term of the initial secondment, the working location of such position for the Company and initial compensation and other relevant data related to the position.

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(b) Each Member shall second personnel to the Company as provided herein and subject to the terms set out in the Secondment Agreement entered into between the Company and the relevant Member.

(c) Notwithstanding the foregoing, the Company shall be entitled at all times to employ its own staff directly on such terms and conditions as the Members shall approve.

5.5 Transactions with Related Parties. In the event that the Company decides to enter into negotiation of a Related-Party Agreement (subject to approval under Section 4.8(a) or 4.8(b), as appropriate), the Member with no connection to the Related Party shall have the right, but not the obligation, to appoint an employee or other person to represent the Company in (or to participate in) the negotiation of such Related-Party Agreement.

5.6 Policy Regarding Beaumont Project. The Company shall conduct any business or activity with regard to the Beaumont Project only through or on behalf of Beaumont, such that Beaumont owns all assets and is party to all contracts, permits and other rights regarding the Beaumont Project.

5.7 Intellectual Property Matters. The Members agree between themselves that they shall, and agree to cause the Company to act and to enter into agreements in accordance with the Principles Regarding Intellectual Property, Technical Services and Biological Materials attached hereto as Exhibit G.

ARTICLE 6

Business Plan and Budgets

6.1 Business Plans, Forecasts and Budgets.

(a) Initial Business Plan and Budget. The Members and the Company hereby approve and adopt the Business Plan and Budget in the form attached hereto as Exhibit H as the initial Business Plan and Budget of the Company.

(b) Budget and Business Plan at Stage Gates. The Company will prepare and propose a new draft Budget in connection with each of (i) the Define FM under Section 7.3, and (ii) the Execute FM under Section 7.4. Each such Budget shall be accompanied by a Business Plan regarding implementation of the Budget. References in this Article 6 to a Budget shall include the related Business Plan as appropriate.

(c) Other Budgets. For periods following conclusion of the Execute FM Budget, the Company will prepare and propose Budgets on an annual calendar year basis. For all periods, the Company will update the Budgets as set forth in Section 6.4. In any case, the

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Company will prepare and propose a new Budget not later than two (2) months prior to the expiration of the then-current Budget, to be considered by the Members.

(d) Forecasts. In addition to the Budget and related Business Plan, not later than thirty (30) days after the close of each Quarter, the appropriate Officers shall prepare and submit to the Members a forecast of funding, expenses and activity anticipated for each of the next upcoming four Quarters (“Rolling Four-Quarter Forecast”). Each Rolling Four-Quarter Forecast is intended to be used for the Members’ internal planning purposes only, and shall not be binding on either Member or the Company.

6.2 Principles Governing Budget. Unless the Members otherwise agree, each draft Budget proposed by the Officers and submitted to the Members for approval, and any approved Budget, shall:

(a) cover the appropriate period through the next Budget, referred to in Section 6.1;

(b) itemize projected expenditures by the Company on a monthly basis, and the contributions expected to be required of the Members;

(c) contain all of the following:

(i) projected profit and loss account;

(ii) projected balance sheet;

(iii) projected cash flow statements and working capital requirements; and

(iv) commentary and assumptions;

(d) be prepared in accordance with GAAP and in a manner consistent with the Agreed Accounting Practices and Policies attached hereto as Exhibit I; and

(e) make financially prudent provision for contingencies.

6.3 Consultation and Adoption.

(a) Following receipt by the Members of each draft Budget, the Members (at or before the next Member meeting) shall consult with one another regarding the content of such draft Budget and shall each use reasonable efforts to reach agreement as to the contents of such draft Budget. Any amendments agreed to by each Member shall be incorporated in the draft Budget.

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(b) If the Members agree on the draft Budget (with such amendments as agreed, if any), they shall inform the Company and such draft Budget shall be adopted as the Budget for the coming fiscal year (or other relevant period as reflected therein).

(c) For any period following the expiration of a current Budget and pending approval of a new Budget by the Members, or in any other instance where a Budget is not in effect, the provisions of Section 6.5 shall apply.

6.4 Updating and Amendments to Budgets.

(a) At least once per Quarter, the Company shall present a Quarterly Report, that may be combined or merged with the issue of the Monthly Operations Report, no later than seven (7) Business Days after the end of each Quarter, including:

(i) in respect of the period of time since the last Budget update, a comparison of the Company’s actual revenue and expenditure against that forecast for the corresponding period in the approved Budget and an explanation of any difference between the two; and

(ii) an update and forecast in respect of the remaining period of the approved Budget, including any factors or circumstances known to the Company which may lead the Company to consider that the results of the Company for forthcoming months may differ from the approved Budget, and the Officers shall consider the adequacy of the approved Budget in light of this presentation.

(b) The appropriate Officers shall propose a new draft Budget at the times set forth in Section 6.1, for consideration by the Members. During the course of any fiscal year, the appropriate Officers may from time to time request changes to be made to the approved Budget, and such Officers shall request changes if they determine that the approved Budget is deficient in connection with a Quarterly Report under Section 6.4(a). Any such request shall be made in writing to each of the Members, and, for the purposes of endeavoring to agree any such change, the request shall be treated as if it formed part of a draft Budget, in accordance with Section 6.3. Pending approval of the draft changes in the approved Budget, Section 6.5 shall apply.

(c) After an Investment Decision has been made in respect of the Highlands Project, the Budget accompanying the Define FM or the Execute FM, as appropriate, shall be deemed adopted as the Budget for the Company for the relevant period therein.

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6.5 Disputed Budgets. In the event of any dispute between, or failure to agree by, the Members as to the form or content of any draft Budget (which shall, for the purposes of this Section 6.5, include any proposed revision pursuant to Section 6.4), the following provisions shall have effect:

(a) pending agreement on any proposed Budget, the Company shall continue to operate and to require Member contributions pursuant to Section 8.1 in accordance with the current approved Budget, and any changes thereto which have been agreed; and

(b) the Company shall not be entitled to carry out activities in respect of which a Budget has not been agreed; and

(c) either Member, upon. Notice to the other Member and to the Company, may unilaterally elect to advance funds as a loan to the Company in such amount as such Member reasonably deems necessary in order to:

(i) ensure that the operation of the Highlands Project and the Beaumont Project are in accordance with the Company’s policies regarding (A) health, safety, security and environment as set forth in Exhibit B and (B) Engineering and Operational Integrity Practices as set forth in Exhibit E; or

(ii) cause the Company to comply with mandatory requirements of any statute, regulation or ordinance applicable to the Company;

with the effect that any such funds shall constitute a loan (a “Performance Loan”) to the Company by such Member, such Performance Loan to bear interest at the lesser of twelve percent (12%) per annum, or the maximum rate permitted by law, calculated on the number of days elapsed, compounded monthly. For so long as any Performance Loan remains unpaid, all distributions from the Company that otherwise would be made to any Member with respect to the Membership Interests (whether before or after the dissolution of the Company) instead shall be paid to the lending Member until the Performance Loan and all interest accrued thereon have been paid in full to such Member. Payments in respect of any Performance Loans will be applied in the order that such Performance Loan was made, and all payments will be applied first to accrued but unpaid interest and then to reduce the outstanding principal amount of such Performance Loan. A Performance Loan shall constitute a general obligation of the Company, including upon the dissolution of the Company. Any Performance Loan shall be prepayable in whole or in part by the Company at any time without penalty.

ARTICLE 7

Stage Gates for the Highlands Project

7.1 Status. As of the Effective Date, the Highlands Project is in the Select phase under the Capital Value Process.

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7.2 Member Decisions. Following the submission of documents to the Members as provided for in Sections 7.3(a) and 7.4(a), each Member may communicate one of the following to the Company:

(a) a decision that it considers that the Highlands Project should move to the next phase (i.e., from Select to Define or from Define to Execute);

(b) a decision that it does not wish to continue with the development of the Highlands Project;

(c) a decision that it wishes to continue with the development of the Highlands Project but that the Highlands Project is not ready to move to the next phase; or

(d) a notice that the information contained in the documents submitted is insufficient for it to make a decision and that additional work should be done.

7.3 Project Definition.

(a) The Company shall develop the Highlands Project through the Select phase pursuant to the Capital Value Process, with the objective that, as soon as is appropriate, the Company shall prepare a Define FM consistent with the Capital Value Process. When the Define FM in relation to the Highlands Project has been prepared, the Company shall present the Define FM to the Members for their evaluation and decision, together with a report containing sufficient detail to allow the Members to determine whether the Company should move to the Define phase in relation to the Highlands Project, including a recommendation from the Company and a proposed Budget encompassing the estimated costs of conducting the Define phase.

(b) Within sixty (60) days of the presentation of the report specified in Section 7.3(a), each of the Members shall inform the Company of their respective decisions, consistent with Section 7.2.

(c) If one or both Members provide notice, pursuant to Section 7.2(d), that additional work needs to be carried out by the Company in order to make their decision, the Company shall promptly undertake the work and resubmit the Define FM (provided that the notice with regard to such item 7.2(d) may be selected only one time in connection with any decision unless otherwise agreed by the Members or unless the Company has not provided the information specifically requested in such first notice). Within thirty (30) days of such resubmission, each Member shall inform the Company of its decision, consistent with Section 7.2.

(d) If, pursuant to Section 7.3(b) or 7.3(c), both Members decide, under Section 7.2(a), that the Highlands Project should move to the Define phase, the Members shall jointly communicate such decision in a writing to the Company together with (1) approval of a

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new Budget and Business Plan for the Define stage, and (2) an agreement among the Members upon the conditions (other than the availability of financing) relating to the Highlands Project (“Boundary Conditions”) which, if satisfied, would mean that the Highlands Project would be considered ready to move from Define to Execute, and would form the basis upon which the Highlands Project would be proposed for a further decision of the Members under Section 7.4, and then:

(i) the Company will undertake all activities necessary to prepare an Execute FM in relation to the Highlands Project, including all relevant activities set out in the Capital Value Process relating to the Define phase of the Highlands Project; and

(ii) the Company will thereupon commence to operate in accordance with the new Budget approved in connection with such Member decision, under Section 6.4(c).

(e) If, pursuant to Section 7.3(b) or 7.3(c), one or both Member(s) determine(s), under Section 7.2(c), to continue with the development of the Highlands Project but that the Highlands Project is not ready to move to the Define phase, the Members shall agree upon (or the objecting Member shall state) specific conditions (other than the availability of financing) that the Highlands Project would need to meet before it will be considered ready to move to the Define phase and communicate these to the Company. When the Company believes that such conditions are met, it shall submit a revised Define FM in accordance with Section 7.3(a) and the process set out in this Section 7.3 shall be re-started.

(f) If, pursuant to Section 7.3(b) or 7.3(c), a Participating Member determines that it wishes to continue with the development of the Highlands Project, the Participating Member shall have the right to acquire from the Non-Participating Member all of the Non Participating Member’s Membership Interest in the Company for a purchase price equal to the Buy-Out Price. If the Participating Member elects to exercise such right, the Participating Member shall acquire all of the Membership Interest of the Non-Participating Member in accordance with Section 7.5. The Participating Member may elect to defer payment of the Buy-Out Price in accordance with Section 7.5.

(g) If, pursuant to Section 7.3(b) or 7.3(c), both Members determine, as provided for in Section 7.2(b), that they do not wish to continue with the development of the Highlands Project:

(i) the Company shall not carry out any further work in relation to the Highlands Project; and

(ii) the Members shall take such actions as they determine to realize the most value from the Highlands Project (provided that the Company shall not sell distribute or otherwise transfer any assets, rights or other attributes of the Highlands Project to either of the Members, without the consent of the other Member, in its sole and absolute discretion).

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7.4 Project Execution.

(a) If the Members have decided that the Highlands Project should move to the Define phase pursuant to Section 7.3(d), the Company shall develop the Highlands Project through the Define phase pursuant to the Capital Value Process, with the objective to satisfy the Boundary Conditions established pursuant to Section 7.3(d) and that, as soon as is appropriate, the Company shall prepare an Execute FM consistent with the Capital Value Process. When the Boundary Conditions have been met, and the Execute FM in relation to the Highlands Project in accordance with the requirements of the Capital Value Process has been completed, the Company shall present the Execute FM to the Members for their evaluation and decision, together with a report containing sufficient detail to allow the Members to determine whether the Highlands Project should move to the Execute phase, including a recommendation from the Company and a proposed Budget encompassing the estimated costs of conducting the Execute phase.

(b) Within ninety (90) days of the presentation of the report specified in Section 7.4(a), each of the Members shall inform the Company of their respective decisions, consistent with Section 7.2.

(c) If one or both Members provide notice, pursuant to Section 7.2(d), that additional work needs to be carried out by the Company in order to make their decision, the Company shall promptly undertake the work and resubmit the Execute FM (provided that the notice with regard to such item 7.2(d) may be selected only one time in connection with any decision unless otherwise agreed by the Members or unless the Company has not provided the information specifically requested in such first notice). Within thirty (30) days of such resubmission each Member shall inform the Company of its decision, consistent with Section 7.2.

(d) If, pursuant to Section 7.4(b) or 7.4(c), both Members determine, as provided for in Section 7.2(a), that the Highlands Project should move to the Execute phase, the Members shall jointly communicate such decision in a writing to the Company together with approval of a new Budget and Business Plan for the Execute stage, and then:

(i) the Company will undertake all activities necessary to commission the construction and the bringing into operation of the Highlands Project, including all relevant activities set out in the Capital Value Process relating to the Execute phase of the Highlands Project; and

(ii) the Company will thereupon commence to operate in accordance with the new Budget approved in connection with such Member decision, under Section 6.4(c).

(e) If, pursuant to Section 7.4(b) or 7.4(c), a Participating Member determines that it wishes to continue with the development of the Highlands Project, the Participating Member shall have the right to acquire from the Non-Participating Member all of the Non-

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Participating Member’s Membership Interest in the Company for a purchase price equal to the Buy-Out Price. If the Participating Member elects to exercise such right, the Participating Member shall acquire all of the Membership Interest of the Non-Participating Member in accordance with Section 7.5. The Participating Member may elect to defer payment of the Buy-Out Price in accordance with Section 7.5.

(f) If, pursuant to Section 7.4(b) or 7.4(c), both Members determine, as provided for in Section 7.2(b), that they do not wish to continue with the development of the Highlands Project:

(i) the Company shall not carry out any further work in relation to the Highlands Project; and

(ii) the Members shall take such actions as they determine to realize the most value from the Highlands Project (provided that the Company shall not sell distribute or otherwise transfer any assets, rights or other attributes of the Highlands Project to either of the Members, without the consent of the other Member, in its sole and absolute discretion).

7.5 Payment of Purchase Price upon Buy-Out. In the event that under the conditions of any of Section 7.3(f), or Section 7.4(e) the Participating Member is entitled to purchase the Membership Interest of the Non-Participating Member (“Buy-Out”) upon delivery of a Notice of exercise of Buy-Out to the Non-Participating Member, and

(a) Upon receipt of Notice of election of this remedy and either payment of the Buy-Out Price, or the Buy-Out Note referred to in Section 7.5(b), the Non-Participating Member shall be deemed to transfer its Membership Interests, and shall promptly (and in no event later than five (5) Business Days after receipt of the Notice of exercise of Buy-Out) execute a transfer form and deliver such form and its Membership Interest Certificate to the Participating Member. If the Non-Participating Member does not transfer and deliver its Membership Interest and Membership Certificate in accordance with its obligations under this Section 7.5, the Company shall be deemed authorized and directed to exercise its rights under the relevant Power of Attorney to effect the transfer.

(b) the Participating Member may elect to defer payment of the Buy-Out Price, as determined under the applicable clause. The obligation to pay the Buy-Out Price shall be reflected in a promissory note (“Buy-Out Note”) from the Participating Member to the Non Participating Member, and shall be an obligation of the Participating Member, and not of the Company. The Membership Interest of the Participating Member shall be pledged as collateral for payment of the Buy-Out Note, but shall not restrict subsequent borrowings by the Company or the investment in the Company by Third Parties. The Buy-Out Note shall bear interest at the lesser of twelve percent (12%) per annum or the maximum rate permitted by law, calculated on the number of days elapsed, compounded monthly. The full amount of principal and interest under the Buy-Out Note shall be due and payable upon the earliest to occur of any Acceleration Event, and

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(c) In the context of a transfer contemplated in this Section 7.5, each Member hereby

(i) agrees that the nature and amount of the Buy-Out Price and the acquisition of Membership Interests for the Buy-Out Price to be paid under this Section 7.5, is reasonable and appropriate in the circumstances; and

(ii) waives and undertakes not to raise by way of defense, whether in law or equity, that the nature or amount of the Buy-Out Price or the acquisition of Membership Interests pursuant to Section 7.5 is unreasonable, excessive, penal, illegal or unenforceable.

7.6 Project Determinations by the Members. For the avoidance of doubt, in making any Investment Decision, each Member is entitled to employ its sole discretion and, to the extent permitted by law, to act in the best interests of that Member alone without taking into account the interests of the other Member, the Company or any other person.

7.7 Financing Method Independence. Decisions of the Members as to the method of financing of the Highlands Project shall not be tied to decisions under this Article 7 with regard to the progress and development of the Highlands Project.

7.8 Beaumont Investment Decisions. While Beaumont remains a subsidiary of the Company, all Investment Decisions regarding the Beaumont Project, if any, will be made according to the Capital Value Process.

ARTICLE 8

Funding and Additional Capital

8.1 Additional Capital Contributions. The Members anticipate that, in addition to the Initial Capital Contributions under Article 2, further contributions to the capital of the Company (“Additional Capital Contributions”) may be required for the ordinary operating needs of the Company. When, and to the extent, such operating needs exist, both Members may agree to make Additional Capital Contributions in such amounts as they may jointly determine.

8.2 Capital Calls.

(a) If pursuant to an approved Budget additional funding is required by the Company and will be funded by the Members, then at the times as provided in the relevant budget, the Company shall call upon each Member (each such call a “Capital Call”) to contribute in accordance with their respective Percentage Interests the additional capital requirement stipulated in the relevant approved Budget. The Members anticipate that Budgets will typically provide for Capital Calls on a quarterly basis.

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(b) Each Capital Call shall be issued by notice to each of the Members at least twenty (20) Business Days in advance of the date such Capital Call is due and payable to the Company.

(c) Each Member shall pay its respective share of the Capital Call by the due date specified in the applicable Notice in immediately available funds to the Company’s bank account.

(d) The Members shall each provide funding under this Section 8.2 on the same terms as each other, unless they agree otherwise in writing.

(e) If the Members jointly agree to provide the funding as debt, it shall be provided on terms and conditions agreed to in writing by the Members.

(f) The obligations of each Member to provide funding under this Section 8.2 shall be several.

8.3 Adjustment to Capital Accounts.

(a) When Additional Capital Contributions are to be made in property, rather than cash, a value for such property shall be agreed in writing by both Members.

(b) Upon an Additional Capital Contribution by a Member, such Member shall receive a Capital Account credit for each such Additional Capital Contribution at the time and in the amount that such contribution is made. The Members shall make such Additional Capital Contributions pro rata in accordance with their respective Percentage Interests.

8.4 Withdrawal or Reduction of Capital Contributions. Except as expressly provided in this Agreement, no Member shall have the right to withdraw from the Company all or any part of its Capital Contribution. A Member, irrespective of the nature of its Capital Contribution, shall only have the right to demand and receive cash in return for its Capital Contribution, unless the Members have approved such distribution in kind pursuant to Section 4.8.

8.5 Interest on Capital Contributions. No interest shall be payable on or with respect to the Capital Contributions or Capital Accounts of Members.

8.6 Capital Accounts. A single capital account (a “Capital Account”) shall be maintained for each Member (regardless of the class of interests owned by such Member and regardless of the time or manner in which such interests were acquired) in accordance with the capital accounting rules of section 704(b) of the Code, and the regulations thereunder (including section 1.704-1(b)(2)(iv) of the Treasury Regulations).

8.7 Loans by Members to the Company. No Member shall be obligated to lend money to the Company. Except for Performance Loans under Section 6.5, no Member may lend money to the Company without the written consent of both Members. Any loan by a Member to

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the Company shall be separately entered on the books of the Company as a loan to the Company and not as a Capital Contribution.

8.8 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Company. All withdrawals from any such depository shall be made only as authorized by the Company and shall be made only by check, wire transfer, debit memorandum or other written instruction. All monies in bank accounts shall be retained in cash or invested in cash equivalent investments.

ARTICLE 9

Allocation of Profits and Losses; Distributions; Tax and Accounting Matters

9.1 Allocation of Profits and Losses. Except as otherwise provided in Section 9.2, the Company’s profit and loss and items thereof for any accounting period shall be allocated among the Members in such manner that as of the end of such accounting period, each Member’s Adjusted Capital Account shall be equal to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under this Agreement, determined as if the Company were to: (a) liquidate all of the assets of the Company for an amount equal to their Book Value; and (b) distribute the proceeds of such liquidation in the manner described in Section 9.4(b).

9.2 Regulatory Allocations. Notwithstanding the allocations set forth in Section 9.1, profits and losses and items thereof shall be allocated to the Members in the manner and to the extent required by the Treasury Regulations under Section 704 of the Code (as determined by the Members), including the provisions thereof dealing with minimum gain chargebacks, partner minimum gain chargebacks, qualified income offsets, partnership nonrecourse deductions, partner nonrecourse deductions, and the provisions dealing with deficit capital accounts in Sections 1.704-2(g)(1), 1.704-2(i)(5), and 1.704-1(b)(2)(ii)(d).

9.3 Tax Allocations; Code Section 704(c). The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and expenses to Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Members for tax purposes to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts. Notwithstanding the previous sentence, such items shall be allocated among the Members in a different manner to the extent required by Code section 704(c) and the Treasury Regulations thereunder (dealing with contributed property), and Treasury Regulations sections 1.704-1(b)(2)(iv)(f) (dealing with property having a book value different than its tax basis) and 1.704-1(b)(4)(ii) (dealing with tax credit items). Allocations pursuant to

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this Section 9.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, either Member’s Capital Account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement. The Members agree that gain or loss with respect to any contributed property, or with respect to revalued property where the Company’s property is revalued pursuant to paragraph (b)(2)(iv)(f) of section 1.704-1 of the Treasury Regulations, shall be allocated to the Members under the remedial method as provided under section 1.704-3(d) of the Treasury Regulations.

9.4 Distributions.

(a) It is not intended that the Company will make regular distributions. The Company’s dividend policy shall be agreed upon from time to time by the Members.

(b) The Members may cause the Company to make distributions of cash available after expenses and reserves, from time to time, to the Members. Except as otherwise expressly provided for herein, all such distributions shall be made (i) first to those Members who have made Performance Loans until each such Member has received cumulative distributions pursuant to this Section 9.4(b)(i) equal to the total amount of principal and accrued interest outstanding under all Performance Loans made by such Member, and (ii) then to those Members who have made Default Loans until each such Member has received cumulative distributions pursuant to this Section 9.4(b)(ii) equal to the total amount of principal and accrued interest outstanding under all Default Loans made by such Member, and (iii) thereafter in proportion to the Members’ relative Percentage Interests. For the avoidance of doubt, there shall be no distribution priority in respect of the initial Capital Contributions of the Members described in Sections 2.1 and 2.2.

(c) The Members may cause the Company to make distributions of assets of the Company other than cash available after expenses and reserves, from time to time, to the Members, so long as (i) no Performance Loans have been made by the Members, or in the event they have been made, each Member has previously received cash distributions pursuant to Section 9.4(b)(i) sufficient to retire all Performance Loans; and (ii) no Default Loans have been made by the Members, or in the event they have been made, each Member has previously received cash distributions pursuant to Section 9.4(b)(ii) sufficient to retire all Default Loans. All distributions of noncash assets permitted pursuant to this Section 9.4(c) shall be made in proportion to the Members’ relative Percentage Interests.

(d) To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to either Member, the Company may withhold such amounts and make such tax payments as so required. For purposes of this Agreement, any such payments or withholdings shall be treated as a distribution to the Member on behalf of whom the withholding or payment was made.

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9.5 Accounting Matters.

(a) The Company shall cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Company on a calendar-year basis and using the accrual method of accounting as provided in Section 9.5(b); provided, however, that books and records with respect to the Company’s Capital Accounts and allocations of income, gain, loss, deduction or credit (or item thereof) shall be kept under United States federal income tax accounting principles as applied to partnerships.

(b) At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, books of account for the Company separate from those of its Members and any other Person that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with GAAP and the Agreed Accounting Practices and Principles. Such books of account, together with a copy of this Agreement and the Certificate, and all other books and records of the Company, shall at all times be maintained at the principal place of business of the Company and shall be open to audit, examination and copying at reasonable times during the Company’s business hours by each Member and its duly authorized representatives for any purpose reasonably related to such Member’s interest in the Company; provided, however, that any expenses incurred by the Company, such Member or such Member’s representative with respect to any such audit, examination or copying shall be borne solely by such Member. The Members will cause the Company to engage a reputable international accounting firm to examine, audit and report on the Company’s financial statements and will give them access to other books and records as may be necessary for purposes of auditing the Company’s financial statements. Subject to any applicable law and any direction of the Members otherwise, the Company shall issue quarterly financial statements in accordance with GAAP and the Agreed Accounting Practices and Principles for the first three Quarters of each fiscal year, which financial statements shall be subject to a review by the Company’s independent auditors and made available to the Members in accordance with Section 13.3. Year end financial statements prepared in accordance with GAAP and the Agreed Accounting Practices and Principles shall be issued by the Company and audited by the Company’s auditors and made available to the Members in accordance with Section 13.4(b).

9.6 Tax Status and Returns.

(a) Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

(b) The tax matters partner (as defined in Section 9.8) shall prepare or cause to be prepared all tax returns and statements, if any, that must be filed on behalf of the Company

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with any taxing authority, and shall make timely filing thereof, provided that necessary and sufficient information regarding the Company has been timely received by the tax matters partner. Within forty five (45) days after the end of each calendar year, but not less than thirty (30) days after receipt of necessary and sufficient information regarding the Company during the prior period, the tax matters partner will prepare or cause to be prepared and delivered to each Member an estimate of the information with respect to the Company during the preceding calendar year reasonably required to enable each Member to prepare estimated federal, state and local income tax returns. No later than August 15 of each calendar year, provided that the Company has supplied necessary and sufficient information on a timely basis, the tax matters partner shall prepare or cause to be prepared and delivered to each Member a report setting forth in reasonable detail the information with respect to the Company during the preceding calendar year reasonably required to enable each Member to prepare its federal, state and local income tax returns in accordance with applicable law then prevailing. In the event that the tax matters partner engages a Third Party to prepare the tax returns, it shall have the right to review drafts of such returns for a period of at least 30 days prior to their due date(s), including any extensions.

9.7 Tax Elections. Except as otherwise expressly set forth in this Agreement, the Members shall have the authority to make (or decline to make) all tax elections applicable to the Company, including an election under Section 754 of the Code. The Members hereby agree that the Company will elect to amortize organizational costs over the period specified under Section 709(b) of the Code (or applicable successor provision).

9.8 Tax Matters Partner. BP shall be the Company’s “tax matters partner” for purposes of subchapter C of chapter 63 of subtitle F of the Code (dealing with the tax treatment of partnership items), for so long as it is not the subject of a Bankruptcy Event and is otherwise entitled to act as the tax matters partner under the Code. The tax matters partner may file a designation of itself as such with the Internal Revenue Service. The tax matters partner shall:

(a) furnish to each Member affected by an audit of the Company income tax returns a copy of each such notice or other communication received from the Internal Revenue Service or applicable state authority;

(b) keep such Member informed of any administrative or judicial proceeding, as required by Section 6223(g) of the Code;

(c) allow such Member an opportunity to participate in all such administrative and judicial proceedings; and

(d) take such action as may be reasonably necessary to constitute such Member a “notice partner” within the meaning of Section 6231 (a)(8) of the Code, provided that such Member provides the tax matters partner with the information necessary to take such action.

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9.9 Distribution of Membership Interests in Beaumont.

(a) The provisions of Section 9.4(c) notwithstanding, either Member may at any time upon Notice to the Company and to the other Member cause the Company to distribute to the Members in proportion to the Members’ relative Percentage Interests all of the membership interest (and any other ownership interest, however styled) in its subsidiary, Beaumont.

(b) Upon the distribution of the membership interest in Beaumont pursuant to Section 9.9(a), the limited liability company operating agreement for Beaumont will be deemed automatically to be amended and restated such that it will thereupon consist of the terms of this Agreement, modified as follows: (i) the name Highlands shall be changed to the name Beaumont, and all references to the “Company” shall be deemed to be references to Highlands; (ii) Article 2 and all Schedules under Article 2 shall be deleted; (iii) Section 15.1 shall be deleted; (iv) other provisions of, and Schedules (other than Schedules under Article 2) and Exhibits to, this Agreement that are specific to Highlands shall be deemed revised to reflect correlative matters with respect to Beaumont; and (v) such other modifications as the Members may agree.

(c) At the time of the distribution of the membership interest in Beaumont pursuant to Section 9.9(a), the Budget of Beaumont shall be deemed to consist of the portions of the then-current Budget of the Company that are identified to Beaumont. The Company will establish a separate bank account of Beaumont and contribute thereto such amounts as are designated to fund the Budget of Beaumont in the then-current Budget of the Company, to the extent that such funds have not already been expended thereunder.

ARTICLE 10

Restrictions on Transfer

10.1 Transfer of Interests. Neither Member may sell, assign, transfer or hypothecate (“Transfer”) all of any part of its Membership Interest in the Company, or any interest therein, except in accordance with the terms and conditions set forth in this Article 10.

10.2 Consent Necessary to Transfer. Except as provided in Section 10.7 or in Article 11, neither Member may Transfer all or any part of such Member’s Membership Interest, or any interest therein, without the prior written approval of the other Member (“Consent”). In addition, neither Member may Transfer all or any part of such Member’s Membership Interest, or any interest therein, unless such Transfer will not (and, upon request of both Members, the transferring Member provides an opinion of counsel in form and substance reasonably satisfactory to both Members that such Transfer will not):

(a) violate any applicable federal or state securities laws or regulations;

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(b) subject the Company to registration as an investment company or election as a “business development company” under the Investment Company Act of 1940, as amended;

(c) require either Member or any Affiliate of a Member to register as an investment adviser under the Investment Advisers Act of 1940, as amended;

(d) violate any other federal, state or local laws;

(e) effect a termination of the Company under section 708 of the Code;

(f) cause the Company to be treated as an association taxable as a corporation for federal income tax purposes;

(g) cause the Company or either Member to be treated as a fiduciary under the Employee Retirement Income Security Act of 1974, as amended; or

(h) otherwise violate this Agreement.

10.3 Conditions of Transfer. In the event that the other Member has granted its Consent to the proposed Transfer and the other requirements of Section 10.1 are met, then such Member shall execute a written consent to such Transfer. Upon receipt of such written Consent, the transferring Member has a right to Transfer to the proposed transferee the Membership Interest as to which the Consent has been obtained, subject to Section 10.4 and the following conditions:

(a) That such Transfer is consummated within sixty (60) days after the date of such Consent; and

(b) That such Transfer is made strictly in accordance with the terms of the proposed Transfer approved by the other Members.

10.4 Admission of Substitute Member. In the event that Consent to the Transfer is obtained and the other requirements of Sections 10.1, 10.2(h) and this Section 10.4 are met, then the transferee of the Member’s Membership Interest shall be entitled to be admitted to the Company as a substitute Member, and this Agreement (and all exhibits hereto) shall be amended to reflect such admission, provided that the following conditions are complied with:

(a) The transferor and transferee shall have executed and acknowledged such instruments as both Members may deem necessary or desirable to effect the substitution;

(b) The transferee acknowledges all of the terms and provisions of this Agreement as the same may have been amended and agrees in writing to be bound by the same;

(c) The transferee reimburses the Company for all reasonable expenses connected with such admission including legal fees and costs;

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(d) The filing with the Company, if required by both Members, of such proof of the investment intent and financial status of the transferee as both Members may request; and

(e) The transfer complies with all applicable federal and state securities laws.

10.5 Effect of Transfer without Consent. Any purported Transfer of all or any part of a Member’s Membership Interest, or any interest therein, which is not in compliance with this Article 10 shall be void and of no effect.

10.6 Liability for Breach. Notwithstanding anything to the contrary in this Article 10, either Member purporting to Transfer its Membership Interest, or any part thereof; in violation of this Article 10 shall be liable to the Company and the other Member for all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys’ fees and court costs) arising as a direct or consequential result of such non-complying transfer, attempted transfer or purported transfer, including specifically, any additional cost or taxes created by non-compliance with any of the requirements and conditions provided for in Section 10.1.

10.7 Transfer Permitted Without Consent. Notwithstanding anything to the contrary provided for herein, either Member may Transfer all but not less than all of such Member’s Membership Interest without the consent of the other Member in connection with the transfer or sale to a Third Party of; with respect to Verenium, all or substantially all of the collective U.S. biofuels business of Verenium and Verenium’s Affiliates, or, with respect to BP, all or substantially all of BP’s assets or all of the equity interests in BP, in either case whether by merger, sale of stock, sale of assets or otherwise. Either Member may Transfer all but not less than all of such Member’s Membership Interest without consent of the other Member to an Affiliate that is wholly owned, directly or indirectly, by the ultimate parent company of the transferring Member; provided, however, that following such Transfer, the Verenium Holder must at all times remain an Affiliate of Verenium and the BP Holder must at all times remain an Affiliate of BP. Any permitted transfer under this Section 10.7 must satisfy the conditions set forth in Sections 10.2(a)-(h) and 10.4. The restrictions on Transfers of Membership Interests by any Affiliate to whom a Membership Interest is transferred under this Section 10.7 shall be the same restrictions as apply to Members under this Article 10. For the avoidance of doubt, a transfer of the Member’s Membership Interest (i) upon a Buy-Out under Section 7.5 or (ii) upon a transfer pursuant to Section 15.1(b) or pursuant to Section 15.2(d) shall not require Consent hereunder.

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ARTICLE 11

Termination and Dissolution

11.1 Dissolution. The Company shall be dissolved upon the occurrence of either of the following events: (i) the written consent of both Members: (ii) as provided in Section 14.5; or (iii) the entry of a decree of judicial dissolution under the Act.

11.2 Liquidation.

(a) Upon the occurrence of an event of dissolution pursuant to the Act or Section 11.1 the Company shall cease to engage in any further business, except to the extent necessary to perform existing obligations, and shall wind up its affairs and liquidate its assets.

(b) The Members shall appoint a liquidator (who may, but need not, be a Member) who shall have sole authority and control over the winding up and liquidation of the Company’s business and affairs and shall diligently pursue the winding up and liquidation of the Company. As soon as practicable after his appointment, the liquidator shall cause to be filed a statement of intent to dissolve as required by section 18-203 of the Act.

(c) During the course of liquidation, the Members shall continue to share profits and losses as provided in Section 9.1, but there shall be no cash distributions to the Members until the Distribution Date.

11.3 Liabilities. Liquidation shall continue until the Company’s affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and liabilities of the Company are satisfied or can be adequately provided for under this Agreement. The assumption or guarantee in good faith by one or more financially responsible persons shall be deemed to be an adequate means of providing for such obligations and liabilities. The Members’ obligations to any such persons making such assumption or guarantee shall be borne by the Members on a pro rata basis based on the relative Percentage Interests as of the date of determination. When the liquidator has determined that there can be a final accounting, the liquidator shall establish a date (not to be later than the end of the taxable year of the liquidation, i.e., the time at which the Company ceases to be a going concern as provided in section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, or, if later, 90 days after the date of such liquidation) for the distribution of the proceeds of liquidation of the Company (the “Distribution Date”). The net proceeds of liquidation of the Company shall be distributed to the Members as provided in Section 11.5 not later than the Distribution Date.

11.4 Settling of Accounts. Subject to section 18-804 of the Act, upon the dissolution and liquidation of the Company, the proceeds of liquidation shall be applied as follows:

(a) first, to pay all expenses of liquidation and winding up;

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(b) second, to pay all debts, obligations and liabilities of the Company (including all environmental liabilities and obligations of the Company such as decommissioning of fixed assets and/or remediation and reclamation of impacted land), in the order of priority as provided by law, other than debts owing to the Members or on account of Members’ contributions;

(c) third, to pay all debts of the Company owing to either Member; and

(d) to establish reasonable reserves for any remaining contingent or unforeseen liabilities of the Company not otherwise provided for, which reserves shall be maintained by the liquidator on behalf of the Company in a regular interest-bearing trust account for a reasonable period of time as determined by the liquidator.

If any excess funds remain in such reserves at the end of such reasonable time, then such remaining funds shall be distributed by the Company to the Members pursuant to Section 11.5.

11.5 Distribution of Proceeds. Subject to section 18-804 of the Act, upon final liquidation of the Company but not later than the Distribution Date, except as provided in Section 11.2(a), the net proceeds of liquidation remaining following the settling of accounts in accordance with Section 11.4 shall be distributed to the Members in the manner and priority set forth in Section 9.4(b), provided that after the distributions described in Section 9.4(b)(i) and (ii), liquidating distributions to the Members shall be made (x) first, until an amount equal to the aggregate Capital Contributions of the Members has been distributed pursuant to this clause (x), in proportion to their relative Capital Contributions (except if less than all of the BP Initial Capital Contribution has been paid in cash to the Company, then the total Capital Contributions of BP for this purpose shall consist of only the amount that has been paid to the Company in cash at that time), and (y) thereafter, all remaining assets shall be distributed in proportion to Percentage Interests.

11.6 Certificate of Cancellation. Upon dissolution and liquidation of the Company, the liquidator shall cause to be executed and filed with the Secretary of State of the State of Delaware, a certificate of cancellation in accordance with section 18-203 of the Act.

ARTICLE 12

Limitation of Liability/Indemnification

12.1 Limited Liability. Except as expressly provided herein, neither Member will be liable to the other Member or to the Company hereunder with respect to any breach of its obligations under this Agreement under any contract, negligence, strict liability or other legal or equitable theory for any special, indirect, incidental, consequential or punitive damages or lost profits, provided however that the foregoing will not limit the Company’s rights to seek consequential or indirect damages for breach of the confidentiality provisions of Article 16. This

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paragraph does not limit either Member’s remedies or liabilities under the terms of any other agreements between them or among them and the Company.

12.2 Indemnification: Proceeding Other Than by Company. The Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that such person is or was a Member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with the action, suit or proceeding if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful, except that such indemnification shall not extend to actions of or claims against a Member on a basis other than solely its status as a Member or the voting of its Membership Interests. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself; create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, such person had reasonable cause to believe that such Person’s conduct was unlawful.

12.3 Indemnification: Proceeding by Company. The Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was an officer, employee or agent of the Company (including secondees of either Member), or is or was serving at the request of the Company as a manager, member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such Person in connection with the defense or settlement of the action or suit if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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12.4 Mandatory Advancement of Expenses. The expenses of any Member or officer incurred in defending a civil or criminal action, suit or proceeding relating to any act or failure to act by such Member or officer for or on behalf of the Company must be paid by the Company as they are incurred, and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member or officer to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction that such Member or officer is not entitled to be indemnified therefor by the Company. The provisions of this Section 12.4 do not affect any rights to advancement of expenses to which personnel of the Company other than Members or officers may be entitled under any contract or otherwise.

12.5 Effect and Continuation. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Section 12.2 to Section 12.4, inclusive:

(a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Certificate or any limited liability company agreement, vote of Members, or otherwise, for either an action in such Person’s official capacity or an action in another capacity while holding such Person’s office, except that indemnification, unless ordered by a court pursuant to Section 12.2 or Section 12.3, or for the advancement of expenses made pursuant to Section 12.4, may not be made to or on behalf of any Member or officer if a final adjudication establishes that such Member’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) continues for a person who has ceased to be a Member, officer, employee or agent and inures to the benefit of such Member’s, officer’s, employee’s or agent’s successors, heirs, executors and administrators.

12.6 Insurance and Other Financial Arrangements.

(a) The Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a Member (but solely with respect to its status as a Member), officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, in each case for any liability asserted against such Person and liability and expenses incurred by such Person in such Person’s capacity as a member, manager, director, officer, employee or agent, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such liability and expenses.

(b) The other financial arrangements made by the Company pursuant to Section 12.6(a) may include:

(i) The creation of a trust fund;

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(ii) The establishment of a program of self-insurance;

(iii) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Company; or

(iv) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this Section 12.6(b) may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

(c) In the absence of fraud:

(i) The decision of the Company as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 12.6 and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(ii) The insurance or other financial arrangement:

(1) Is not void or voidable; and

(2) Does not subject any Member approving it to personal liability for such Member’s action,

even if an Officer or Member approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

12.7 Notice of Indemnification and Advancement. Any indemnification of or advancement of expenses to, a Member or officer in accordance with this Article 12, if arising out of a proceeding by or on behalf of the Company, shall be reported in writing to the Members with or before the notice of the next Members’ meeting.

12.8 Repeal or Modification. Any repeal or modification of this Article 12 by the Members of the Company shall not adversely affect any right of a Member or officer of the Company existing hereunder at the time of or prior to such repeal or modification.

12.9 General Indemnity. A Member shall, on demand from the other Member, subject to the limitations set forth in Section 12.1, indemnify such other Member against any loss, cost, claim, damage or expense (including reasonable legal fees) suffered or incurred as the result of a breach of any covenant, obligation or representation under this Agreement by the indemnifying Member. Except as otherwise specifically provided in this Agreement (including remedies upon default pursuant to Article 15 or regarding confidentiality under Section 16.4), the remedies set

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forth in this Section 12.9 shall be the exclusive remedy of either Member against the other with respect to breach of or claims arising with respect to this Agreement.

ARTICLE 13

Inspection of Company Records; Annual and Other Reports

13.1 Records to be Kept. The Company shall keep at its principal executive office:

(a) A current list of the hill name and last known business, residence or mailing address of each Member separately identifying the Members in alphabetical order;

(b) A copy of the filed Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed;

(c) Copies of this Agreement, and all amendments hereto;

(d) Copies of the Company’s federal income tax returns and reports, if any, for the seven most recent years or such longer period as may be requested by the tax matters partner appointed under Section 9.7; and

(e) Copies of any financial statements of the Company for the three most recent years; and

(f) Minutes of proceedings of Members.

13.2 Inspection of Company Records. The accounting books and records, the record of Members, and minutes of proceedings of the Members of the Company set forth in Section 13.1, and all non-financial records of the Company, shall be open to inspection upon the reasonable request of either Member at any reasonable time during usual business hours, for a purpose reasonably related to such Member’s interest as a Member. Such inspection by a Member may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts.

13.3 Quarterly Reports.

(a) The Company shall use reasonable efforts to deliver to the Members, within twenty (20) days, but in no event later than thirty (30) days, after the end of each Quarter, the quarterly estimated financial statements of the Company prepared in accordance with GAAP and the Agreed Accounting Practices and Principles, consistently applied (“Quarterly Report”).

(b) The Company shall provide such financial information as is reasonably required by the Members for the purpose of making estimated corporate income tax payments and to enable tax audits to be handled.

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(c) The Company shall use reasonable efforts to deliver to the Members, within ten (10) days, but in no event later than twenty (20) days, after the end of each month, a financial progress report, to include a report of actual results as compared to Budgets with commentary on variances, a balance sheet, cash flow and income and expenditure statements, and otherwise drawn up in accordance with the content requirements and format as directed by the Members (“Monthly Operations Report”).

13.4 Annual Reports and Audit. At the end of each financial year, or as soon as reasonably practicable thereafter, the Company shall:

(a) Cause an account to be taken of all the assets and liabilities of the Company and of all dealings and transactions of the Company during such financial year;

(b) Promptly, and in any event within forty-five (45) days after the end of each fiscal year, deliver or mail to the Members, the annual estimated financial statements of the Company, prepared in accordance with GAAP and the Agreed Accounting Practices and Principles (“Annual Report”) consistently applied, to be audited by the Auditors within two (2) months of the end of each financial year; and

(c) Cause the report of the Auditors to be delivered to the Company not later than two (2) months after the end of the most recently completed fiscal year.

13.5 Audit Rights. The income statements and balance sheets referred to in Sections 13.2 and 13.4 shall be accompanied by the report thereon of any independent accountants engaged by the Company (in the case of Annual Reports) and the certificate of an authorized officer of the Company (in the case of Quarterly Reports) that such financial statements were prepared without audit from the books and records of the Company. In all cases the Company shall afford each Member and/or its auditors access to the books, accounts and records of the Company as necessary to audit or verify its accounts. Further, the Company shall afford each Member (and its auditors or other representatives) access to the Company’s properties, assets, facilities, records and information for information, oversight or other review purposes, including to conduct non-financial audits and assessments.

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ARTICLE 14

Deadlock

14.1 Deadlock. A “Deadlock” shall be deemed to have occurred when the Members are unable to reach a decision or take an action on one or more matters essential to the continued orderly operation of the Company and which renders the Company unable to carry out the Business, after Notice on at least two (2) occasions from either Member (the second such Notice being given at least five (5) Business Days after the first such Notice) stating that such Member believes a decision or action on such matter(s) is necessary and failing which such Member believes a Deadlock may result.

14.2 Purpose of Deadlock Resolution Mechanisms. The Members intend that the procedures set forth in this Article 14 shall serve to facilitate amicable solutions to Deadlock, and agree that they shall be the exclusive remedy of the Members for Deadlock.

14.3 Deadlock Notice. The Member giving Notice under Section 14.1 may, at least five (5) Business Days but not more than twenty (20) Business Days after the second such Notice, serve a further Notice on the other Member (“Deadlock Notice”):

(a) stating that in its opinion a Deadlock has occurred; and

(b) identifying the matter giving rise to the Deadlock.

14.4 Undertakings Following Deadlock Notice. The Members undertake that after service of the Deadlock Notice they shall:

(a) immediately refer the matter giving rise to the Deadlock to the President of BP and the Chief Executive Officer of Verenium for resolution; and

(b) use reasonable efforts in good faith to resolve the dispute.

14.5 Forced Liquidation. Unless the Members agree otherwise, if the Deadlock has not been resolved by ninety (90) days from the date of the Deadlock Notice, the Members shall be deemed to have consented to dissolution and liquidation under Article 11 and under the Act. At any time after the expiration of such 90 day period, and unless and until both Members notify the Company in writing that the Deadlock has been resolved or withdrawn, then either Member acting individually may upon Notice to the Company (copy to the other Member) authorize and direct the Company to commence and pursue dissolution and liquidation proceedings, under Article 11 and under the Act.

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ARTICLE 15

Default

15.1 BP Initial Funding Default: Special Forfeiture Remedy.

(a) Forfeiture. If there is a failure to make any scheduled payment of the BP Initial Capital Contribution when due, and such failure remains uncured for a period of 15 days after Notice of non-payment, such failure shall be a “BP Initial Funding Default”. At all times that a BP Initial Funding Default exists and remains uncured, the Verenium Holder may elect by further Notice to the BP Holder and the Company to treat the default as a forfeiture of a portion of the BP Membership Interest, and cause the Percentage Interests of the Parties to be automatically adjusted, effective as of the date of such Notice, as set forth in paragraph (b) of this Section 15.1. Election of this remedy by the Verenium Holder cures the BP Initial Funding Default, and terminates any further obligation to make payment of the BP Initial Capital Contribution; provided that the remedy set forth under Section 15.2(d)(i) shall remain available as set forth therein. Unless and until a remedy is elected that otherwise cures a BP Initial Funding Default, such default may be cured by payment to the Company of the amount of the BP Initial Funding Default, plus interest at the lesser of twelve percent (12%) per annum, or the maximum rate permitted by law (such lesser rate being the “Default Rate”), calculated on the number of days elapsed from the date payment was due, compounded monthly.

(b) Adjustment of Percentage Interests upon a Forfeiture. The Percentage Interest of the Verenium Holder will be increased such that, after the adjustment, it shall equal the percentage obtained by dividing (i) the total Capital Contributions of the Verenium Holder at such time, by (ii) the sum of (A) the total Capital Contributions of the Verenium Holder at such time, plus (B) the total Capital Contributions of the BP Holder that have been paid to the Company in cash at such time). The Percentage Interest of the BP Holder will be reduced by the amount of the increase in the Percentage Interest of the Verenium Holder, such that the aggregate of all Percentage Interests after the adjustment shall equal 100%. At the time of such adjustment, the Company will issue a new Membership Certificate to each Member in accordance with Section 4.1.

15.2 Capital Contribution Default. If (i) any Member (the “Defaulting Member”) fails to make all or any portion of any Additional Capital Contribution when required pursuant to a Capital Call or as otherwise required by this Agreement (each a “Payment Default”), and such failure remains uncured 30 days after Notice of such Payment Default from the other Member (the “Non-Defaulting Member”), or (ii) there is a continuing BP Initial Funding Default (where the Verenium Holder is the Non-Defaulting Member and the BP Holder is the Defaulting Member), then in either case the Non-Defaulting Member may, at any time such default remains uncured, elect by delivery of Notice to the Defaulting Member any of the following remedies:

(a) Legal action to require payment of the defaulted amount. The Non-Defaulting Member may take, or cause the Company to take, such action, including legal

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proceedings, as it may deem appropriate to obtain payment by the Defaulting Member of the Defaulting Member’s Capital Contribution that is in default, together with interest thereon at the Default Rate from the date that the defaulted amount was due until the date that payment is made, all at the cost and expense of the Defaulting Member, and full payment by the Defaulting Member of such amount shall cure the default; and

(b) Default Loan. The Non-Defaulting Member may advance funds to the Company in an amount equal to the Capital Contribution that is in default, with the effect that such advance shall constitute a loan (a “Default Loan”) to the Defaulting Member by the Non- Defaulting Member, any such Default Loan to bear interest at the Default Rate, calculated on the number of days elapsed, compounded monthly, in addition to any other remedies hereunder. For so long as any Default Loan remains unpaid, all distributions from the Company that otherwise would be made to the Defaulting Member (whether before or after the Dissolution of the Company) instead shall be paid to the Non-Defaulting Member until the Default Loan and all interest accrued thereon have been paid in hill to the Non-Defaulting Member. Payments in respect of any Default Loan will be applied in the order that such Default Loan was made, and all payments will be applied first to accrued but unpaid interest and then to reduce the outstanding principal amount of such Default Loan. A Default Loan shall become automatically immediately due and payable by the Defaulting Member, and shall constitute a general obligation of the Defaulting Member upon the Dissolution of the Company. Any Default Loan shall be prepayable in whole or in part by the Defaulting Member at any time without penalty, and full payment of the Default Loan shall cure the default; and

(c) Penalty Dilution. The Non-Defaulting Member may advance to the Company an amount equal to the Capital Contribution of the Defaulting Member that is in default, as a dilutive Additional Capital Contribution of the Non-Defaulting Member and cause the Percentage Interests to be recalculated in accordance with Section 15.3 of this Agreement, which conversion and dilution will be deemed to cure the relevant default. Until such time as a Default Loan is fully repaid, the Non-Defaulting Member may elect, upon Notice to the Company and to the Defaulting Member, to convert the entire amount of the Default Loan (including any accrued but unpaid interest thereon) then outstanding to dilutive capital in accordance with this Section 15.2(c) and Section 15.3; and

(d) Buyout of Membership Interest.

(i) The Non-Defaulting Member may require the Defaulting Member to transfer its Membership Interests to the Non-Defaulting Member at an acquisition price (the “Default Consideration”) equal to fifty percent (50%) of the amount of the total Capital Contributions of the Defaulting Member (except if the BP Holder is the Defaulting Member at a time when less than all of the BP Initial Capital Contribution has been paid to the Company, then the total Capital Contributions of the BP Holder for this purpose shall consist of only the amount that has been paid in cash at such time, and the exercise of the remedy under this Section shall terminate any further obligation to make payment of the BP Initial Capital Contribution). Upon receipt of Notice of election of this remedy (“Default Transfer Notice”) and the Default

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Consideration, the Defaulting Member shall be deemed to transfer its Membership Interests, and shall promptly (and in no event later than five (5) Business Days after receipt of a Default Transfer Notice) execute a transfer form and deliver such form and its Membership Interest Certificate to the Non-Defaulting Member. If the Defaulting Member does not transfer and deliver its Membership Interest and Membership Certificate in accordance with its obligations under this Section 15.2(d), the Company shall be empowered to take action under Section 15.6 to effect the transfer. Any purchase of a Membership Interest under this Section 15.2(d) will be deemed to cure the relevant default. Further, this remedy may be elected by the Verenium Holder for a period of thirty (30) days after the time that a BP Initial Funding Default is cured by election of the forfeiture remedy set forth in Section 15.1(a).

(ii) The Non-Defaulting Member may elect to defer payment of the Default Consideration. The obligation to pay the Default Consideration shall be reflected in a promissory note (“Promissory Note”) from the Non-Defaulting Member to the Defaulting Member, and shall be an obligation of the Non-Defaulting Member, not of the Company. The Promissory Note shall be secured by the Membership Interest of the Non-Defaulting Member, shall bear interest at the Default Rate, and be due and payable in full at the earlier of (A) ninety (90) days after it is issued, or (B) the occurrence of an Acceleration Event.

(iii) In the context of the transfers contemplated in this Section 15.2(d), each Member hereby

(1) agrees that the nature and amount of the Default Consideration and the acquisition of Membership Interests for the Default Consideration set forth in Section 15.2(d), is in each case reasonable and appropriate in the circumstances; and

(2) waives and undertakes not to raise by way of defense, whether in law or equity, that the nature or amount of the Default Consideration or the acquisition of Membership Interests pursuant to Section 15.2(d) is unreasonable, excessive, penal, illegal or unenforceable.

15.3 Percentage Interest Adjustment for Penalty Dilution. If a Non-Defaulting Member properly elects the remedy set forth in Section 15.2(c) and takes the actions required therein, then, as of the date of the Notice of election of such remedy, the interest of the Non-Defaulting Member will be increased such that the Percentage Interest of the Non-Defaulting Member equals the percentage obtained by dividing (i) the sum of (x) the aggregate Additional Capital Contribution (including two (2) times the amount of the contribution paid in respect of the amount due from the Defaulting Member) made by the Non-Defaulting Member, plus (y) the product of the pre-dilution aggregate Capital Contributions of all Members in the Company and the Percentage Interest of the Non-Defaulting Member (prior to adjustments under this sentence), by (ii) the sum of (x) the aggregate Additional Capital Contribution paid by the Non-Defaulting Member, including one (1) times the contribution paid in respect of the amount due from the Defaulting Member, plus (y) the pre-dilution aggregate Capital Contributions of all Members in the Company. The Percentage Interest of the Defaulting Member will be reduced by the amount

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of the increase in the Percentage Interest of the Non-Defaulting Member. In such case, the Company will issue a new Membership Certificates to each Member reflecting such adjusted Percentage Interest in accordance with Section 4.1.

15.4 Other Defaults. If (i) a Bankruptcy Event has occurred with respect to a Member or (ii) a Member transfers any of its Membership Interests to any person other than in accordance with the terms of this Agreement, then such Member will be deemed to have suffered a nonmonetary default and will be a Defaulting Member hereunder. The rights of the Defaulting Member shall be limited as set forth in Section 15.5. The other Member shall be a Non- Defaulting Member hereunder and shall, following a period of five (5) days after Notice of Default from the Non-Defaulting Member and until such default is cured, be entitled to exercise the buyout remedy under Section 15.2(d).

15.5 Limitation on Rights of Defaulting Member. During the period when a Member is a Defaulting Member and until cured,

(a) the right of the Defaulting Member to vote at Member meetings or by written notice shall be limited to those requiring supermajority approval, as set forth in Section 4.8, and

(b) the Defaulting Member shall not be entitled to receive any distributions by the Company, except with regard to payments (for the benefit of the Defaulting Member, but paid to the Non-Defaulting Member) under a Default Loan, provided that if the Company makes cash distributions to the other Members, any distributions that otherwise would be paid to the Defaulting Member shall be retained by the Company and recorded as a debt obligation of the Company to the Defaulting Member, to be paid without interest upon the occurrence of an Acceleration Event.

ARTICLE 16

Confidentiality

16.1 Confidentiality Obligations. For so long as a Member is a Member in the Company and for ten (10) years thereafter, each Member or the Company (each, in such a capacity, a “Receiving Party”) that receives Confidential Information of another party to this Agreement (each, in such a capacity, a “Disclosing Party”) shall keep confidential and shall not publish or otherwise disclose Confidential Information to a third party or use Confidential Information for any purpose other than in connection with its activities as a Member in the Company, or in the case of the Company, in the course of conducting Company’s Business or as otherwise authorized in Section 16.3 below. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, secondees and other representatives do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party.

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16.2 Exceptions. The obligations set forth in Section 16.1 shall not apply to any portion of Confidential Information which the Receiving Party can prove by competent evidence:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, generally known or available;

(b) is known by the Receiving Party at the time of receiving such information as evidenced by documentation pre-dating disclosure to the Receiving Party by the Disclosing Party;

(c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or

(d) was independently developed by the Receiving Party without reference to information provided by the Disclosing Party, as evidenced by clear documentation.

Confidential Information will not be deemed to fall within any of the foregoing exceptions merely because such information is embraced by more general information which has been made publicly available, or because portions thereof have been made publicly available.

16.3 Authorized Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) exercising the rights and performing the obligations of the Receiving Party under this Agreement or pursuant to any other agreement between the Receiving Party and another party to this Agreement;

(b) prosecuting or defending litigation as permitted by this Agreement;

(c) complying with applicable laws and regulations or the rules of any exchange on which securities of the Receiving Party or any of its Affiliates are listed or traded;

(d) disclosure to its Affiliates and its and their employees, agents, contractors and consultants only on a need-to-know basis and solely as necessary in connection with the performance of any agreement entered into in the course of conducting the Business of the Company, provided that each disclosee that receives Confidential Information is bound by similar obligations of confidentiality and non-use at least as restrictive as those set forth in this Article 16 prior to any such disclosure; or

(e) disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that each such disclosee must execute a written confidentiality agreement with the Receiving Party which provides that it is bound by obligations of confidentiality and non-use at least as restrictive as those set forth in

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this Article 16, prior to any such disclosure. A copy of each such written agreement shall be provided to the Company.

Notwithstanding the foregoing, in the event that the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 16.3(b) or 16.3(c), the Receiving Party will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of confidential Information.

16.4 Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the Disclosing Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 16. In addition to all other remedies, the Disclosing Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 16.

ARTICLE 17

Miscellaneous

17.1 Regulatory and Legal Requirements. The Company agrees to comply with all material, applicable regulatory, statutory and treaty requirements in any jurisdiction in which the Company operates. The Company shall comply with all applicable laws of the United States of America to which it is or may become subject, including the United States Export Control Regulations and the Foreign Corrupt Practices Act.

17.2 Dispute Resolution.

(a) The parties recognize that disputes as to certain matters may from time to time arise under this Agreement which relate to the rights or obligations of BP, Verenium and/or the Company under this Agreement. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Section 17.1 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement (other than a dispute constituting a deadlock referred to in Article 14, which shall be resolved as set forth therein), if and when a dispute arises under this Agreement.

(b) If there is an unresolved dispute relating to the terms of this Agreement, or the performance thereof BP or Verenium may commence the dispute resolution process by giving the other party formal written notice of the dispute, including a description for the dispute

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in reasonably detail including the facts underlying the dispute, and the provision of the Agreement under which the dispute has arisen.

(c) If the dispute remains unresolved for 30 days after the dispute notice has been delivered, BP or Verenium may refer such dispute to the President of BP and the Chief Executive Officer of Verenium, who shall meet in person or by telephone within 30 days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such 30-day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 17.2(d).

(d) Any dispute that is not resolved as provided in Section 17.2(c) may be referred to arbitration in accordance with this Section 17.2(d), by BP or Verenium. Such arbitration shall be conducted in New York, New York, or any other place selected by mutual agreement of BP and Verenium, in accordance with the Commercial Arbitration Rules of the AAA. Such arbitration shall be conducted by a single arbitrator with knowledge of and experience with the alternative energy industry appointed by mutual consent of BP and Verenium or appointed by the AAA if the parties are unable to select an arbitrator within 30 days. The arbitrator shall apply the governing law set forth in Section 17.8. The arbitrator shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof The decision of the arbitrator shall be final and binding and conclusive on the parties, and the judgment thereon may be entered into any court having jurisdiction over the parties and the subject matter thereof. The costs and expenses of the arbitration, but not the costs and expenses of the parties, will be shared equally by BP and Verenium; provided that if the arbitrator determines that one party prevailed in the proceeding, then the other party will bear the entire cost and expense of the arbitration. If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys’ fees, for having 10 compel arbitration or defend or enforce the award. Except as otherwise required by law, the parties and the arbitrator will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

(e) The arbitrator shall, within 15 days after the conclusion of the arbitration hearing pursuant to Section 17.2(d), issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement; provided, however, that the damage limitations described in clauses (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

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(f) Notwithstanding the foregoing, (i) any party shall be permitted to seek a preliminary injunction or other equitable remedy in the courts to preserve rights, which may otherwise be lost or encumbered in the absence of injunctive relief or to preserve the status quo, including preserving the confidentiality of Confidential Information, and (ii) any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Rights or other intellectual property rights that are the subject of any Agreement shall be submitted to a court of competent jurisdiction in which such Patent Rights or other intellectual property rights were granted or arose.

17.3 No Waiver. No consent or waiver, express or implied, by either Member to or of any breach or default by the other Member in the performance by such other Member of its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by any other Member. Failure by either Member to complain of any act or omission to act by the other Member, or to declare such other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights under this Agreement. The foregoing notwithstanding, the time periods set forth in Article 15 shall govern any Events of Default.

17.4 Amendments. Subject to any contrary provisions of the Act, this Agreement may be amended only by the affirmative vote of both Members. Any such amendment shall be in writing, duly executed by both Members. Subject to any contrary provisions of the Act, the Certificate may only be amended by the affirmative vote of both Members. Any such amendment shall be in writing, and shall be executed and filed in accordance with section 18-202 of the Act.

17.5 Nature of Membership Interest: Agreement Is Binding Upon Successors. The interests of the Members in the Company constitute their personal estate. In the event of the death or legal disability of other Member, the executor, trustee or administrator of such Member shall be bound by the provisions of this Agreement, including Sections 10.1 and 11.1. In the case of a Member which is not a natural person, the successor of such Member shall be bound by the provisions of this Agreement, including Sections 10.1 and 11.1.

17.6 Assignment. Neither Member can assign this Agreement or the rights and obligations thereunder to another party without the prior written consent of the other Member, except as provided in Section 10.6.

17.7 Entire Agreement. This Agreement, together with all exhibits attached hereto which are hereby incorporated by reference, constitutes and contains the entire understanding and agreement of the parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements between the parties, whether oral or written, regarding the subject matter hereof.

17.8 No Third-Party Beneficiaries. This Agreement is neither expressly or impliedly made for the benefit of any party other than the parties.

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17.9 Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of Delaware, without regard to Delaware choice of law provisions or principles.

17.10 Counterparts. This Agreement may be executed simultaneously in counterparts, including by transmission of facsimile or PDF copies of signature pages to the parties or their representative legal counsel, any one of which need not contain the signature of more than one party but both such counterparts taken together will constitute one and the same agreement.

17.11 Delaware Limited Liability Company Act Prevails. Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the Act and the Delaware General Corporation Law shall govern the construction of this Agreement; provided, however, that in the event of any inconsistency between such laws; the provisions of the Act shall prevail.

17.12 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable laws and regulations, but, if any provision of this Agreement is held to be prohibited by or invalid under applicable laws and regulations, such provision will be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of this Agreement. The parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

17.13 Costs and Expenses. The Members agree to be responsible for their own costs and expenses related to the formation of the Company and the preparation and execution of this Agreement.

17.14 Insurance. The Members may direct the Company from time to time to purchase adequate, reasonable and customary personal, property and product liability insurance.

17.15 Public Announcements. Verenium and/or BP may, by mutual written agreement, issue a press release announcing the execution of this Agreement, which shall be substantially in a form approved by the parties prior to execution of this Agreement. Except with respect to such initial release or as otherwise required by applicable laws or regulations or the rules of any exchange on which the securities of a party are listed for trading, no party shall issue an additional press release or public announcement relating to this Agreement without the prior written approval of BP and Verenium, which shall not be withheld unreasonably. In connection with any filing of either this Agreement if required to comply with the disclosure requirements of the Securities and Exchange Commission or comparable regulatory agency or any stock exchange upon which securities of a party are listed, Verenium and BP shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of this Agreement by the applicable regulatory agency. In the event that any party wishes to refer to any other party or the transactions under this Agreement in promotional or other communications with prospective customers and investors, such party shall first provide

51	/s/ SAE	BP
	/s/ CAR	Verenium

the other party with advance notice of such proposed disclosure and the form, substance and intended use of such proposed disclosure and obtain the prior written approval of the other party to the form, substance and intended use of such proposed disclosure. Notwithstanding anything to the contrary in this Section 16.4, a party may reference information that is already in the public domain in a communication that does not use the other party’s logo or imply an endorsement by the other party, without complying with advance notice and approval requirements, and after a party has obtained the other party’s written approval of the form, substance and intended use of a particular reference, no further approval of the other party will be required for inclusion of the same reference in future communications that are intended for the same use.

17.16 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any other address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three (3) Business Days after the date of postmark; or (c) if delivered by overnight courier, the next Business Day that the overnight courier regularly makes deliveries.

	If to Verenium:	If to BP:

	Verenium Biofuels Corporation	BP Biofuels North America LLC
	55 Cambridge Parkway	28100 Torch Parkway
	Cambridge, MA 02142	Warrenville, IL 60555
Attention:	Chief Legal Officer and Chief	Attention: Director of Business Development
	Financial Officer	Fax: (630) 836-5855
Fax: (617) 674-5301

If to the Company:

Highlands Ethanol, LLC
55 Cambridge Parkway
Cambridge, MA 02142
Attention: Managing Director
Attention: Chief Financial Officer
Fax: (617) 674-5301

[Signature page follows.]

52	/s/ SAE	BP
	/s/ CAR	Verenium

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement as of February 18, 2009.

BP Biofuels North America LLC

By:	/s/ Susan A. Ellerbusch
Name:	Susan A. Ellerbusch
Title:	President

Verenium Biofuels Corporation

By:	/s/ Carlos A. Riva
Name:	Carlos A. Riva
Title:	President and CEO

Highlands Ethanol, LLC

By:	/s/ Carlos A. Riva
Name:	Carlos A. Riva
Title:	President and CEO

1	/s/ SAE	BP
	/s/ CAR	Verenium

SCHEDULE 1

NAMES AND ADDRESSES, CAPITAL CONTRIBUTIONS AND

PERCENTAGE INTERESTS OF MEMBERS

Name and Address of Members	Date of Contribution	Amount of All Capital Contributions	Percentage Interest
Verenium Biofuels 55 Cambridge Parkway Cambridge MA 02142	2/18/09	$22,500,000	50.0%.

BP Biofuels North America LLC 28100 Torch Parkway Warrenville, IL 60555	2/18/09	$22,500,000	50.0%

Totals		$45,000,000	100.0%

1	/s/ SAE	BP
	/s/ CAR	Verenium

EXHIBIT A

DEFINITIONS

“AAA” means the American Arbitration Association.

“Acceleration Event” means any of (i) commencement of the Execute phase under the Capital Value Process, (ii) the closing of construction funding for the Highlands Project, (iii) sale of all or substantially of the assets of the Company, (iv) sale of Membership Interests to any Third Party, or (v) liquidation of the Company.

“Act” has the meaning set forth in the recitals to this Agreement.

“Additional Capital Contributions” has the meaning set forth in Section 8.1.

“Adjusted Capital Account” means each Member’s Capital Account, increased by the amount of such Member’s unconditional obligation to contribute capital to the Company and such Member’s share of “minimum gain” and “partner nonrecourse debt minimum gain” as such terms are defined in Treasury Regulation section 1.704-2.

“Affiliate” means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means, with respect to any Person, the direct or indirect ownership of 50% or more of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person. The Company shall not be considered an Affiliate of BP or Verenium for the purposes of this Agreement.

“Agreed Accounting Practices and Policies” means the accounting practices and policies set out in Exhibit I.

“Agreement” means this Amended and Restated Limited Liability Company Operating Agreement, as amended in accordance with its terms.

“Annual Report” has the meaning set forth in Section 13.4(b).

“Appraise” has the meaning set forth in the Capital Value Process.

“Bankruptcy Event” means, with respect to any Person, such Person: (i) making an assignment for the benefit of creditors; (ii) filing a voluntary petition for bankruptcy; (iii) being adjudged bankrupt or insolvent, or having an order for relief entered against such Person, in any bankruptcy or insolvency proceeding; (iv) filing a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in proceedings of the

1	/s/ SAE	BP
	/s/ CAR	Verenium

foregoing nature; (vi) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial portion of the assets of such Person.

“Beaumont” has the meaning set forth in Section 2.4(b).

“Beaumont Assets” has the meaning set forth in Section 2.4(d).

“Beaumont Contracts” has the meaning set forth in Section 2.4(e).

“Beaumont Project” means the energy grasses-to-ethanol project to be located at or near Beaumont, Texas.

“Book Value” means, (i) with respect to property contributed by either Member, the fair market value of such property at the time of contribution (it being agreed that each of the Verenium Initial Capital Contribution and the BP Initial Capital Contribution has a fair market value at the Effective Date of $22,500,000), or (ii) with respect to property purchased or otherwise acquired by the Company, the Company’s initial basis for federal income tax purposes, decreased in either case by book depreciation allocable thereto and increased or decreased in either case from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(f)).

“Boundary Conditions” has the meaning set forth in Section 7.3(d).

“BP” has the meaning set forth in the preamble to this Agreement.

“BP Holder” means the holder of the BP Membership Interests.

“BP Initial Capital Contribution” has the meaning set forth in Section 2.1.

“BP Initial Funding Default” has the meaning set forth in Section 15.1(a).

“BP Membership Interests” means the Membership Interests initially issued by the Company to BP.

“Budget” means a statement setting forth the estimated receipts and expenditures (capital, operating and other) of the Company for the period covered by such statement, prepared in accordance with a format approved by both Members and approved by both Members in the manner provided for herein.

“Business” has the meaning set forth in Section 3.3.

“Business Day” means a day, other than a Saturday or Sunday, during which banks and similar financial institutions in New York, New York are generally open for business.

2	/s/ SAE	BP
	/s/ CAR	Verenium

“Business Plan” means any business plan and related budget for the development of the Business approved in accordance with Section 6.1.

“Business Services Agreement” means the agreed form agreement between BP or Verenium, as the case may be, and the Company for the provision of business support services from such party and its Affiliates to the Company.

“Buy-Out” has the meaning set forth in Section 7.5.

“Buy-Out Note” has the meaning set forth in Section 7.5(b).

“Buy-Out Price” means a purchase price for purposes of either Section 7.3(f) or 7.4(e), as applicable, equal to the total Capital Contributions of the Non-Participating Member at the time of the Buy-Out; provided, however that if the BP Holder is the Non-Participating Member at a time when less than all of the BP Initial Capital Contribution has been paid to the Company, then (i) the total Capital Contributions of the BP Holder for this purpose shall consist of only the amount that has been paid, and (ii) any remaining obligation of BP with respect thereto shall be deemed released.

“Capital Account” has the meaning set forth in Section 8.6.

“Capital Call” has the meaning set forth in Section 8.2.

“Capital Contributions” means the BP Initial Capital Contribution and the Verenium Initial Capital Contribution and any Additional Capital Contributions, and, in the case of each Member, the aggregate of all such capital contributions made by such Member.

“Capital Value Process” means the process described in Exhibit J.

“Certificate” means the certificate of formation of the Company filed with the Delaware Secretary of State on October 22, 2007, as amended from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of any succeeding law.

“Company” has the meaning set forth in the preamble to this Agreement.

“Confidential Information” means all information of a proprietary and confidential nature, whether tangible or intangible, furnished or made available by a Person in connection with the transactions contemplated by this Agreement or any agreement contemplated hereunder, whether in written, electronic or any other form, which such Person. For the sake of clarity, the terms of this Agreement shall be the Confidential Information of each Member and the Company.

“Consent” has the meaning set forth in Section 10.2.

3	/s/ SAE	BP
	/s/ CAR	Verenium

“Deadlock” has the meaning set forth in Section 14.1.

“Deadlock Notice” has the meaning set forth in Section 14.3.

“Default Consideration” has the meaning set forth in Section 15.2(d).

“Default Loan” has the meaning set forth in Section 15.2(b).

“Default Rate” has the meaning set forth in Section 15.1(a).

“Default Transfer Notice” has the meaning set forth in Section 15.2(d).

“Defaulting Member” has the meaning set forth in Section 15.4.

“Define” has the meaning set forth in the Capital Value Process.

“Define FM” has the meaning set forth in the Capital Value Process.

“Disclosing Party” has the meaning means set forth in Section 16.1.

“Distribution Date” has the meaning set forth in Section 11.3.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Encumbrance” means any mortgage, pledge, lien, charge, assignment, hypothecation, or other agreement or arrangement which has the same or a similar effect to the granting of security.

“Execute” has the meaning set forth in the Capital Value Process.

“Execute FM” has the meaning set forth in the Capital Value Process.

“GAAP” means generally accepted accounting principles in the United States consistently applied and shall mean IFRS consistently applied at such time as IFRS becomes the generally accepted accounting standard in the United States and applicable laws require United States public companies to use IFRS.

“Galaxy” has the meaning set forth in the preamble to this Agreement.

“Galaxy Operating Agreement” has the meaning set forth in the recitals to this Agreement.

“Highlands Assets” has the meaning set forth in Section 2.4(d).

“Highlands Contracts” has the meaning set forth in Section 2.4(e).

“Highlands Project” means the energy grasses-to-ethanol project to be locate at or near Highlands, Florida.

4	/s/ SAE	BP
	/s/ CAR	Verenium

“IFRS” means International Financial Reporting Standards.

“Interests” has the meaning set forth on the front cover page of this Agreement.

“Investment Decision” means any decision to be made by a Member pursuant to the terms of Article 7, including any decision to move the Highlands Project from the Select phase to the Define phase under Section 7.3, or from the Define Phase to the Execute Phase under Section 7.4.

“JDA” has the meaning set forth in the recitals to this Agreement.

“Letter” means the letter delivered by Verenium to BP in connection with this Agreement, containing confidential or business-sensitive information.

“Lykes Contracts” means, collectively, any agreements entered into by Verenium (or any Affiliate of Verenium) and Lykes Bros. Inc., a Florida corporation, including those set forth on Schedule 2.4(e)-A.

“Losses” means all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees.

“Member” has the meaning set forth in Section 4.1.

“Membership Certificates” shall mean certificates issued by the Company to its Members from time to time evidencing such Members’ Membership Interests.

“Membership Interest” means the ownership interest of a Member in the Company, including a Member’s right to share in the Company’s items of income, gain, loss, deduction, credits and similar items, and the right to receive distributions from the Company, as well as a Member’s rights to vote and otherwise participate in the operation or affairs of the Company as provided for herein and under the Act.

“Monthly Operations Report” has the meaning set forth in Section 13.3(c).

“Non-Defaulting Member” has the meaning set forth in Section 15.4.

“Non-Participating Member” means the Member that determines that it does not wish to proceed with the development of the Highlands Project pursuant to either Section 7.3(1) or 7.4(e), as applicable, where only one Member so determines.

“Notice” means a notice delivered in accordance with Section 17.16.

“Officer” has the meaning set forth in Section 5.1.

“Organization Chart” has the meaning set forth in Section 5.1.

5	/s/ SAE	BP
	/s/ CAR	Verenium

“Participating Member” means the Member that determines that it wishes to proceed with the development of the Highlands Project pursuant to either Section 7.3(f) or 7.4(e), as applicable, where only one Member so determines.

“Payment Default” has the meaning set forth in Section 15.2.

“Percentage Interest” means, for each Member, the percentage of Membership Interests set forth opposite its name in Schedule 1 attached hereto, as such percentage may be adjusted from time to time.

“Performance Loan” has the meaning set forth in Section 6.5(c).

“Permitted Encumbrances” means shall mean as of any given time: (i) non-filed liens and charges for property taxes or assessments not then due and payable; and (ii) non-filed vendors’ or materialmen’s liens arising in the ordinary course for services rendered or goods delivered with regard to payments not yet due.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

“Policies” has the meaning set forth in Section 5.3.

“Promissory Note” has the meaning set forth in Section 15.2(d)(ii).

“Quarter” means a period of any three (3) consecutive months beginning with January, April, July or October, as applicable.

“Quarterly Report” has the meaning set forth in Section 13.3(a).

“Receiving Party” has the meaning means set forth in Section 16.1.

“Related-Party Agreement” means any agreement between the Company, on the one hand, and a Member or any of its Affiliates, on the other hand.

“Representative” has the meaning set forth in Section 4.2.

“Requisite Percentage” has the meaning set forth in Section 4.5.

“Secondment Agreement” has the meaning set forth in 5.4(b).

“Securities Act” has the meaning set forth on the front cover page of this Agreement.

“Select” has the meaning set forth in the Capital Value Process.

6	/s/ SAE	BP
	/s/ CAR	Verenium

“Third Party” means any Person that is not a party to this Agreement, or an Affiliate of any party to this Agreement.

“Transfer” has the meaning set forth in Section 10.1.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code, as amended from time to time.

“Verenium” has the meaning set forth in the preamble to this Agreement.

“Verenium Holder” means the holder of the Verenium Membership Interests.

“Verenium Initial Capital Contribution” has the meaning set forth in Section 2.2.

“Verenium Membership Interests” means the Membership Interests initially issued by the Company to Verenium.

“Wildcat Lease” means that certain Wildcat Farming Lease dated as of June 6, 2008 entered into by Verenium and Lykes Bros. Inc., a Florida corporation, in connection with the Highlands Project and assigned by Verenium to the Company prior to the Effective Date, as amended by the First Amendment dated December 3, 2008 and as the same may be further amended from time to time.

7	/s/ SAE	BP
	/s/ CAR	Verenium

EXHIBIT B

FORM OF

MEMBERSHIP CERTIFICATE FOR

HIGHLANDS ETHANOL, LLC

ANY TRANSFER OF THIS MEMBERSHIP CERTIFICATE OR ANY MEMBERSHIP INTERESTS REPRESENTED HEREBY IS SUBJECT TO THE TERMS AND CONDITIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT (AS DEFINED BELOW).

Certificate Number	% Percentage Interest

Highlands Ethanol, LLC, a Delaware limited liability company (the “Company”), hereby certifies that                                          (the “Holder”), for good and valuable consideration received or to be received in accordance with the Amended and Restated Limited Liability Company Agreement of the Company dated as of February 18, 2009, as the same may be amended or restated from time to time (the “Limited Liability Company Agreement”), is the registered owner of:

Fifty percent (50%) of the membership interests in the Company (the “Membership Interests”).

The rights, powers, preferences, restrictions and limitations of the Membership Interests are set forth in, and this Membership Certificate and the Membership Interests represented hereby are issued and shall in all respects be subject to the terms and provisions of the Limited Liability Company Agreement. By acceptance of this Membership Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Membership Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Limited Liability Company Agreement. The Company will furnish a copy of the Limited Liability Company Agreement to the Holder without charge upon written request to the Company at its principal place of business.

This Membership Certificate may be executed in one or more counterparts, each of which when taken together shall constitute a single instrument.

This Membership Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

1	/s/ SAE	BP
	/s/ CAR	Verenium

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the date set forth below.

Dated             , 2009

HIGHLAND ETHANOL, LLC

BY ITS MEMBERS:

By:
Its:

Address:

By:
Its:

Address:

2	/s/ SAE	BP
	/s/ CAR	Verenium

EXHIBIT C

FORM OF

POWER OF ATTORNEY

This Power of Attorney is executed and delivered by [                                         ], a Delaware [limited liability company/corporation] (“Grantor”) to Highlands Ethanol, LLC, a Delaware limited liability company (the “Company”), under the Amended and Restated Limited Liability Company Operating Agreement of Highlands Ethanol, LLC dated as of February 18, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Operating Agreement;” all capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Operating Agreement). No Person to whom this Power of Attorney is presented, as authority for the Company to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Grantor as to the authority of the Company to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to the Company unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, at law or in equity, against any Person which acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest, and may not be revoked or canceled by Grantor without the Company’s written consent.

Grantor hereby irrevocably constitutes and appoints the Company (and all officers, employees or agents designated by the Company), with full power of substitution, as Grantor’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Grantor and in the name of Grantor or in its own name, from time to time in the Company’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments (including Membership Certificates) which may be necessary or desirable to effect a transfer of Grantor’s Membership Interest (i) upon a Buy-Out pursuant to Section 7.5 of the Operating Agreement or (ii) upon a transfer pursuant to Section 15.1(b) or Section 15.2(d) of the Operating Agreement. Grantor hereby ratifies, to the extent permitted by law, all that the Company shall lawfully do or cause to be done by virtue hereof.

[signature appears on the following page]

1	/s/ SAE	BP
	/s/ CAR	Verenium

IN WITNESS WHEREOF, Grantor has caused this Power of Attorney to be executed and delivered by its duly authorized representative as of February     , 2009.

[GRANTOR]

By:
Name:
Title:

NOTARY PUBLIC CERTIFICATE

On this      day of February, 2009,                                     , who is personally known to me appeared before me in his capacity as the                                          of                              (“Grantor”), and executed on behalf of Grantor the Power of Attorney in favor of Highlands Ethanol, LLC to which this Certificate is attached.

Notary Public

[Notarial Seal]

2	/s/ SAE	BP
	/s/ CAR	Verenium

February 18, 2009

Susan A. Ellerbusch

President

BP Biofuels North America LLC

28100 Torch Parkway

Warrenville, IL 60555

Re:	Amended and Restated Limited Liability Company Operating Agreement of Highlands Ethanol, LLC, effective as of February 18, 2009 (the “Operating Agreement”)

Ladies and Gentlemen:

This letter (the “Letter”) will confirm the understanding of Verenium and BP regarding certain matters relating to the Operating Agreement and the schedules and exhibits attached hereto are legally binding on Verenium, BP and Highlands. Capitalized terms used but not otherwise defined in this Letter shall have the meanings provided in the Operating Agreement.

1.	Schedule 2.1 to the Operating Agreement shall be as set forth in Schedule 2.1 to this Letter.

2.	Schedule 2.4(d)-A to the Operating Agreement shall be as set forth in Schedule 2.4(d)-A to this Letter.

3.	Schedule 2.4(d)-B to the Operating Agreement shall be as set forth in Schedule 2.4(d)-B to this Letter.

4.	Schedule 2.4(e)-A to the Operating Agreement shall be as set forth in Schedule 2.4(e)-A to this Letter.

5.	Schedule 2.4(e)-B to the Operating Agreement shall be as set forth in Schedule 2.4(e)-B to this Letter.

6.	Schedule 5.1 to the Operating Agreement shall be as set forth in Schedule 5.1 to this Letter.

7.	Exhibit D to the Operating Agreement shall be as set forth in Exhibit D to this Letter.

8.	Exhibit E to the Operating Agreement shall be as set forth in Exhibit E to this Letter.

9.	Exhibit F to the Operating Agreement shall be as set forth in Exhibit F to this Letter.

10.	Exhibit G to the Operating Agreement shall be as set forth in Exhibit G to this Letter.

11.	Exhibit H to the Operating Agreement shall be as set forth in Exhibit H to this Letter.

12.	Exhibit I to the Operating Agreement shall be as set forth in Exhibit I to this Letter.

13.	Exhibit J to the Operating Agreement shall be as set forth in Exhibit J to this Letter.

14.	The initial Representatives appointed by BP under Section 4.2 of the Operating Agreement shall be as specified below:

Susan A. Ellerbusch

B. Peter Matrai

15.	The initial Representatives appointed by Verenium under Section 4.2 of the Operating Agreement shall be as specified below:

Carlos A. Riva

Gerald M. Haines II

The parties hereby agree that this Letter, together with the schedules and exhibits attached hereto, shall be subject to the terms and conditions of the Operating Agreement.

This Letter may be executed (including, without limitation, by facsimile signature) in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

VERENIUM BIOFUELS CORPORATION

By:	/s/ Carlos A. Riva
Name:	Carlos A. Riva
Title:	President and CEO

Acknowledged and Agreed:

BP BIOFUELS NORTH AMERICA LLC

By:	/s/ Susan A. Ellerbusch
Name:	Susan A. Ellerbusch
Title:	President

SCHEDULE 2.1

BP PAYMENT SCHEDULE

April 1, 2009	$[ * ]

July 1, 2009	$[ * ]

October 1, 2009	$[ * ]

January 4, 2010	$[ * ]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED

AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE 2.4(d)-A

HIGHLANDS ASSETS

1.	See Schedule 2.4(e)-A

2.	Special Use Permit issued to the Company on December 23, 2008

SCHEDULE 2.4(d)-B

BEAUMONT ASSETS

1.	See Schedule 2.4(e)-B

SCHEDULE 2.4(e)-A

HIGHLANDS CONTRACTS

1. Option and Purchase and Sale Agreement between Lykes Bros. Inc. and Verenium Biofuels Corp. dated June 6, 2008; Amendment Number One dated August 29, 2008; Assignment to Highlands Ethanol, LLC

2. Notice of Option dated June 6, 2008 between Lykes Bros. Inc. and Verenium Biofuels Corp. dated June 6, 2008

3. Title Commitment and Supporting documents dated July 3, 2008

4. Wildcat Farming Lease by and between Lykes Bros. Inc. and Verenium Biofuels Corp, dated June 6, 2008; First Amendment dated December 3, 2008; Assignment to Highlands Ethanol, LLC

5. Agreement between Royal Consulting Services, Inc. and Highlands Ethanol, LLC for Engineer Services dated December 24, 2008 governing the preliminary plan and conceptual plan for the farm design

6. Monkey Hammock Growing Services Agreement between Lykes Bros. Inc. and Verenium Biofuels Corporation dated October 31, 2007; Assignment to Highlands Ethanol, LLC

7. Monkey Hammock Farming Lease between Lykes Bros. Inc. and Verenium Biofuels Corporation dated November 1, 2007; Assignment to Highlands Ethanol, LLC

8. Farm to Fuels Grant Agreement and Award Letter and Florida Farm to Fuel Grants Agreement between Department of Agriculture and Consumer Services and Highlands Ethanol, LLC dated January 6, 2009

9. Certificate of Formation and Amendment Highlands Ethanol, LLC

10. Limited Liability Company Agreement for Highlands Ethanol, LLC

11. Wildcat Farm Growing Services Agreement between Highlands Ethanol, LLC and Lykes Bros. Inc. - Term Sheet being negotiated

SCHEDULE 2.4(e)-B

BEAUMONT CONTRACTS

1. Option and Purchase and Sale Agreement between Doguet’s Rice Milling Company and East Texas Biofuels, LLC* dated April 27, 2007; Amendment thereto dated June 20, 2007; Second Amendment thereto dated September 19, 2007; Letter to Doguet dated June 24, 2008 extending option to September 30, 2008; Letter to Doguet dated September 26, 2008 extending option to December 31, 2008; Letter to Doguet dated December 23, 2008 extending option to March 31, 2009

2. Memorandum of Option and Purchase and Sale Agreement between Doguet’s Rice Milling Company and East Texas Biofuels, LLC* dated September 19, 2007

3. First American Texas Commitment for Title Insurance Effective January 16, 2009

4. Cane Growing Services Agreement between Doguet’s Rice Milling Company and Verenium Biofuels Corporation dated October 31, 2007

5. Amended and Restated Land Access Agreement among Mike Doguet, Doguet’s Rice Milling Company and Verenium Biofuels Texas LLC dated December 15, 2008

6. Consulting Services Agreement between Verenium Biofuels Texas LLC and Michael Doguet dated October 1, 2007; Amendment dated December 22, 2008

7. Consulting Services Agreement between Verenium Biofuels Texas LLC and William Dishman dated October 1, 2007; Amendment dated December 20, 2008

8. Consulting Services Agreement between Verenium Biofuels Corporation and Kelby R. Boldt dated November 13, 2008; Assignment Agreement by and between Verenium Biofuels Corporation, as assignor and Verenium Biofuels Texas LLC, as assignee, dated February 10, 2009

9. Growing Services Agreement Term Sheet for Verenium Biofuels Texas LLC signed by Jack Bauer dated January 29, 2009 for 2,023.83 acres

10. Growing Services Agreement Term Sheet with Verenium Biofuels Texas LLC signed by Jack Bauer, dated January 29, 2009 for 455.13 acres

11. Growing Services Agreement Term Sheets with Verenium Biofuels Texas LLC signed by Jack Bauer dated January 29, 2009 for 344.48 acres

12. Growing Services Agreement Term Sheets with Verenium Biofuels Texas LLC and signed by Jack Bauer dated January 29, 2009 for 1,224.22 acres

13. Certificate of Formation and Certificate of Amendment for Verenium Biofuels Texas LLC

14. Limited Liability Company Agreement for Verenium Biofuels Texas LLC

*	Now Verenium Biofuels Texas LLC

SCHEDULE 5.1

ORGANIZATION CHART

[ * ]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED

AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Preliminary Select Organization

Summary Of Job Roles

Managing Director

The Managing Director (MD) is accountable for the delivery of the CP1 project including responsibility for land acquisition, feedstock, facilities, commercial and first year operations and will have responsibility for the development and implementation of the Highlands LLC rolling business plan. The MD is accountable and with his leadership team will develop the strategic direction of the business, establish and utilize the resources necessary to deliver the plan and be accountable for the financial performance of the business relative to plan.

In so doing he will ensure that at all times the level of business risk is minimized through embedding appropriate risk management strategies and minimizing risk and cost exposure to Members.

Head of Commercial Development

Lead all development activities in support of Highlands LLC and other agreed upon projects. Manage project developers to optimize plant locations, lowering operating costs while accelerating commercial operations. Responsibilities include: design and execute multi feedstock strategies; resourcing, evaluating, executing and administering grant and loan applications; develop, cultivate and optimize local, state and federal relationships; coordinate with Government Relations to insure effective industry relationships; identify key resources and develop same in areas of land and feedstock issues; manage use of outside resources including SME’s for biomass and permitting; negotiate and obtain land options and other arrangements; negotiate growing services agreements; identify, manage and control all insurance, legal and regulatory matters associated with development; and develop, promote and execute partnerships for equity project development.

As a member of the senior management team he/she will participate in the development of the Company’s strategy, organization and culture.

Head of Engineering & Construction

The Head of Engineering & Construction reports to the Managing Director, and is responsible for managing the overall delivery of the CPI project for the JV from Select to operation. The holder of this role has responsibility to manage the safe delivery of the project, lead and manage the performance of the project team, oversee the construction and commissioning of systems and facilities, and be responsible for safety and environmental compliance.

As a member of the senior management team he/she will participate in the development of the Company’s strategy, organization and culture

Head of Finance & Controls

The Head of Finance & Controls is responsible for all statutory financial obligations of the business, including but not exclusively; financial procedures and controls, financial reporting, risk management, customs and excise, regulatory returns and developing the accounting function in line with best practice standards.

As a member of the senior management team he/she will participate in the development of the Company’s strategy, organization and culture.

Team Administrative Assistant

The Team Administrative Assistant (TAA) will provide general administrative support to the Managing Director, and his extended team. Some of the responsibilities will include handling general correspondence processing, management of diaries and appointments, processing expenses and invoices, booking general travel arrangements, organizing internal / external meetings and conferences, coordinating and organizing office equipment.

Commercial Developers

Establish strategies for project development, including feedstock; systemically canvass commercial sites; identify opportunities; conduct due diligence and feasibility studies; develop and negotiate project agreements and contracts; participate in project financing activities to financial close; coordinate local, state, regional government activities; pursue grant and loan opportunities; prepare detailed and regular reporting on projects(s); prepare detailed project management reports with scheduled deliverables.

Project Manager

The Project Manager reports to the Head of Engineering & Construction. He/she provides project direction in accordance to strategy as determined by executive management and helps the Head of Engineering and Construction manage the project in accordance with the CVP process, and ensures that stage gate conditions are met for each stage. He/she drives and coordinates the project design, schedule and budgets, and provides regular progress reports to management noting any deviations to design, schedule, budget and scope with recommended corrective actions.

Engineering Manager

The Engineering Manager reports to Head of Engineering & Construction for all engineering aspects of the project and will be the project Engineering Authority (EA). Responsible for day-to-day management of any engineering specialists assigned to the project. He/she provides an essential assurance link to the Managing Director for technical integrity and conformance with all applicable engineering codes, standards and practices.

Project Engineers

Project Engineers include all engineers below Project Manager working in a cross-discipline role as opposed to single disciplines. The Project Engineer will support the Engineering Manager and/or Project Manager in his/her accountabilities when appropriate.

Process Engineers

The Process Engineer reports to the Engineering Manager or Project Manager. This role includes separation, distillation, thermodynamics and heat transfer, hydraulics and piping systems, oil treatment, gas treatment and liquid recovery, gas to liquids and liquefied natural gas, wastewater treatment, process biology and process simulation. At senior levels, this encompasses integrity, reliability, and system design of the process flow sheet and piping & instrumentation diagrams.

The role will involve working closely with the appointed EPCm Contractor to fully define the JV requirements then subsequently ensure compliance to these requirements which will include the timely review and ‘sign-off’ of key documentation. During the construction and commissioning phases of the project the Process Engineer will ensure critical process elements are constructed to the defined requirements and provide commissioning support.

Project Controls Specialist, Cost/Schedule

The Project Controls Specialist reports to the Project Services Manager (not a Dayl position). The Project Controls Specialist develops internal conceptual and/or detailed estimates using industry or in-house approved tools and techniques. The Cost Specialist develops the estimate basis for estimates for use by BP or contractor led estimates, and reviews contractor developed estimates. The Schedule Specialist develops appropriate schedules/budgets and monitors schedules/costs within a project stage and for entire project until completion/close-out. He/she develops cost forecasts for specific areas, coordinates the change control system, and prepares the schedule risk analysis. He/she also ensures appropriate progress measurement within a project stage and for the entire project.

Contract Manager

The Contract Manager reports to the Project Services Manager (not a Dayl position). He/she provides input to and/or develops contracting strategies including compensation, leveraging owner and Joint Venture JV market positions and frame agreements. He/she prepares contract documents and supervises bidding and evaluation processes, provides claims and contracting advice as work proceeds and interfaces with the legal department. He/she develops the contract conformance program to ensure that contractual commitments with counterparties are met.

EXHIBIT D

HEALTH, SAFETY, SECURITY AND ENVIRONMENTAL (HSSE) POLICY

The partners from Verenium and BP have all agreed to the following actions and the estimated timelines.

The Company shall:

•	collaborate to develop a Code of Conduct in line with the respective standards of both partners and implement same on Day 1.

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establish a Reporting System for HSSE matters detailing how any accidents or incidents shall be addressed and ensuring the reporting and identification of all accidents, near misses and injuries by Day 1.

•	ensure HSSE & Sustainability representation at the leadership team level and agree to the primary importance of the HSSE agenda in our ongoing operations.

•	choose a HSSE Management system (i.e. ISO 14001) within the first 90 days and implement such system within the first 2-3 years.

•	specify requirements for an environmental management system.

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evaluate and report HSSE performance (including management system) to the Members on a quarterly basis as a minimum. Such performance shall be periodically audited. In addition the Company agrees to measure its HSSE progress against continually improving targets and share such with Members on a monthly basis.

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collaborate to develop written standards that will address the security of people and the safe operation of assets which incorporates a risk based approach (including HAZOP reviews) to assessing such risks within the first 180 days.

•	collaborate to develop written standards addressing HSSE issues arising out of the construction and operation of plant/equipment constricted or operated by the Company within the first 180 days.

•	collaborate to develop a HSSE training program for employees, contractors and visitors within the first 180 days.

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collaborate to develop an environmental/sustainability policy and sourcing criteria standard within the first 180 days that will include land use, water use, soil management, physical and economic displacement of people, labor practices, GHG, emissions, etc. This report shall incorporate resource requirements to implement these standards.

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collaborate to develop an accurate and compliant GHG measurement tool/reporting system to ensure compliance with all regulations and standards and which allows us to measure our GHG savings and carbon footprint on an ongoing basis.

•	establish an Emergency Response and Business Continuity Plan within the first 365 days.

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collaborate to create policies and procedures to address corporate and social responsibility matters and will report to the Members on an annual basis. To include programs to reasonably mitigate the disruption of local communities arising from construction and operation of plant and equipment by the Company.

•	provide focused support that we are completely compliant with all environmental requirements, permit and industry best practices and will openly share that information with all interested parties.

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continuously build a safety culture throughout the organization, provide necessary training on all facets of HSSE, admitting mistakes, and implementing lessons learned from all incidents and accidents.

EXHIBIT E

ENGINEERING AND OPERATIONAL INTEGRITY PRACTICES

The partners from Verenium and BP have agreed to the following actions to be developed and implemented by the Company in a timely manner in relation to all projects, facilities, sites and operations owned and/or operated by the Company:

Ensure clear single points of accountability for engineering and operational integrity and performance. This will include the appointment of an engineering authority(ies) for projects and operations who will ensure that engineering risks are identified and managed, appropriate technical practices are developed and maintained and competent experts are available to address technical requirements.

Ensure a process is developed which ensures staff associated with projects and operations (including contractors) have clearly defined roles and responsibilities and that there is a formal program for assessing competency levels and where appropriate closing any competency gaps.

Develop formal procedures to ensure all integrity and process safety hazards for both normal and abnormal operations are systematically identified and that risk assessments are conducted and systems developed to manage these hazards.

Ensure new assets or modifications to existing assets shall be designed, procured, constructed, operated, inspected, tested and maintained in accordance with suitable engineering and technical practices and operating procedures, or equivalent practices and procedures approved by the Engineering Authority. The Company has agreed that the following minimum engineering practices supplied by BP are to be included within this framework:

•	HSSE review of projects (GP48-01)

•	Hazard and Operability Study (HAZOP) (GP48-02)

•	Layer of Protection Analysis (GP48-03)

•	Inherently safer design (GP48-04)

•	Major Accident Risk process (GP 48-50)

•	Inspection and Testing of Equipment in Service (GP32-30)

•	Pipeline Integrity Management Systems - PIMS (GP43-49)

Ensure protective systems to safeguard individuals, facilities and the environment are based on hazard evaluations and risk assessments and shall be designed, procured, constructed, operated, inspected and maintained in accordance with suitable engineering and technical practices and operating procedures, or equivalent practices and procedures approved by the Engineering Authority.

Ensure that practices and procedures for the full lifecycle of any facilities and equipment are up-to-date, accurate, documented and approved by the accountable person(s) suitably identified within the Company’s integrity management process. Such practices and procedures will be readily accessible and followed by both Company staff and contractors.

Ensure a Management of Change (MOC) process is in place to ensure asset integrity and safe operation for temporary and permanent changes — as a minimum to the following activities and areas: technology, design and engineering, construction, equipment, practices, procedures, operations and organization.

Develop and maintain crisis management and emergency response plans on identified hazards and risks.

Develop processes for investigating integrity and process-safety related incidents which includes use of competent individuals capable of root-cause analysis and which ensures proper documentation and action plans to prevent re-occurrence.

Establish an integrity management performance management system with Key Performance Indicators and other appropriate metrics for both self- and external assessments.

Develop a process around operational excellence which addresses the following key aspirations and requirements:

•	Compliance with applicable local laws and regulations, and conformance to the Company’s policies and standards

•	A commitment to continuous risk reduction and discipline at all levels to challenge and eliminate unsafe acts and conditions

•	An appropriately resourced organization to implement operating site priorities and systematically improve and optimize operating processes, costs and activities

•	A commitment to continuous reduction of all forms of waste and to fulfilling or exceeding customer expectations

EXHIBIT F

CODE OF CONDUCT

Code of Business Conduct & Ethics

We are committed to maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer and director to read and understand the Code and its application to the performance of his or her business responsibilities. References in the Code to employees are intended to cover officers and, as applicable, directors.

Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of the Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of Highlands Ethanol LLC. In addition, any employee who makes an exemplary effort to implement and uphold our legal and ethical standards will be recognized for that effort in his or her performance review. Nothing in the Code alters the employment at-will policy of Highlands Ethanol LLC.

The Code cannot possibly describe every practice or principle related to honest and ethical conduct. The Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact, but reflects only a part of our commitment.

Action by members of your immediate family, significant others or other persons who live in your household also may potentially result in ethical issues to the extent that they involve Highlands Ethanol LLC business, information or securities. For example, acceptance of inappropriate gifts by a family member from one of our suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your immediate family members, significant others and other persons who live in your household.

The integrity and reputation of Highlands Ethanol depends on the honesty, fairness and integrity brought to the job by each person associated with us. It is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code. Unyielding personal integrity is the foundation of corporate integrity.

YOU SHOULD NOT HESITATE TO ASK QUESTIONS ABOUT WHETHER ANY CONDUCT MAY VIOLATE THE CODE, VOICE CONCERNS OR CLARIFY GRAY AREAS. SECTION 14 BELOW DETAILS THE COMPLIANCE RESOURCES AVAILABLE TO YOU. IN ADDITION, YOU SHOULD BE ALERT TO POSSIBLE VIOLATIONS OF THE CODE BY OTHERS AND REPORT SUSPECTED VIOLATIONS, WITHOUT FEAR OF ANY FORM OF RETALIATION, AS FURTHER DESCRIBED IN SECTION 14.

Violations of the Code will not be tolerated. Any employee who violates the standards in the Code may be subject to disciplinary action, up to and including termination of employment and, in appropriate cases, civil legal action or referral for criminal prosecution.

1. LEGAL COMPLIANCE

Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee’s operating within legal guidelines and cooperating with local, national and international authorities. It is therefore essential that you understand the legal and regulatory requirements applicable to your business unit and area of responsibility. We hold periodic training sessions to ensure that all employees comply with the relevant laws, rules and regulations associated with their employment, including laws prohibiting insider trading (which are discussed in further detail in Section 2 below).

While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Compliance Officer.

Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as Highlands Ethanol LLC, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with our legal and ethical obligations.

Misuse of Company Computer Equipment

You may not, while acting on behalf of Highlands Ethanol LLC or while using our computing or communications equipment or facilities, either:

•	access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

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commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) in violation of applicable law, trafficking in contraband of any kind, or espionage.

If you receive authorization to access another entity’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.

Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of Highlands Ethanol LLC, either while acting on our behalf or using our computing or communications equipment or facilities, you should contact your supervisor or the Compliance Officer for approval.

All data residing on or transmitted through our computing and communications facilities, including email and word processing documents, is the property of Highlands Ethanol LLC and subject to inspection, retention and review by Highlands Ethanol LLC in accordance with applicable law.

Environment Compliance

Federal law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can be a criminal offense and can involve monetary fines and imprisonment. We expect employees to comply with all applicable environmental laws.

It is our policy to conduct our business in an environmentally responsible way that minimizes adverse environmental impacts. We are committed to minimizing and, if possible, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.

2. INSIDER TRADING

Employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about Highlands Ethanol LLC, Verenium Corporation, BP or any of their respective subsidiaries and affiliates or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Employees must exercise the utmost care when handling material inside information. We have adopted a separate Insider Trading Policy to which you are bound as a condition of your employment here. You should consult the Insider Trading Policy for more specific information on the definition of “material inside information” and on buying and selling our securities or securities of companies with which we do business.

3. INTERNATIONAL BUSINESS LAW

Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that in some countries certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S. These U.S. laws, rules and regulations, which extend to all our activities outside the U.S., include:

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The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all company transactions being properly recorded;

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U.S. Embargoes, which restrict or, in some cases, prohibit companies, their subsidiaries and their employees from doing business with certain other countries identified on a list that changes periodically (including, for example, Angola (partial), Burma (partial), Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria) or specific companies or individuals;

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Export Controls, which restrict travel to designated countries or prohibit or restrict the export of goods, services and technology to designated countries, denied persons or denied entities from the U.S., or the re-export of U.S. origin goods from the country of original destination to such designated countries, denied companies or denied entities; and

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Antiboycott Compliance, which prohibits U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott that is fostered or imposed by a foreign country against a country friendly to the U.S. or against any U.S. person.

If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.

Employment by (including consulting for) or service on the board of a competitor, customer or supplier or other service provider.

Activity that enhances or supports the position of a competitor to the detriment of Highlands Ethanol LLC is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such action.

4. CONFLICTS OF INTEREST

A “conflict of interest” occurs when an individual’s personal interest may interfere in any way with the performance of his or her duties or the best interests of Highlands Ethanol LLC, A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect our employees to be free from influences that conflict with the best interests of Highlands Ethanol LLC. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of Highlands Ethanol LLC, you should discuss the matter with your supervisor or the Compliance Officer (as further described in Section 14). Supervisors may not authorize conflict of interest matters without first obtaining the approval of the Compliance Officer and filing with the Compliance Officer a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Compliance Officer. Officers and directors may seek authorization from the Members. Factors that may be considered in evaluating a potential conflict of interest are, among others:

•	whether it may interfere with the employee’s job performance, responsibilities or morale;

•	whether the employee has access to confidential information;

•	whether it may interfere with the job performance, responsibilities or morale of others within the organization;

•	any potential adverse or beneficial impact on our business;

•	any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

•	whether it would enhance or support a competitor’s position;

•	the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

•	the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

•	the extent to which it would appear improper to an outside observer

The following are examples of situations that may, depending on the facts and circumstances, involve conflicts of interests:

Employment by (including consulting far) or service on the board of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of Highlands Ethanol LLC is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek written authorization in advance if you plan to take such action.

Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and Highlands Ethanol LLC; the employee’s access to confidential information and the employee’s ability to influence Highlands Ethanol LLC decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 8 for Further discussion of the issues involved in this type of conflict.

Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us.

Taking personal advantage of corporate opportunities. See Section 5 for further discussion of the issues involved in this type of conflict.

Moonlighting without permission.

Conducting our business transactions with your family member, significant other or person who shares your household or a business in which you have a significant financial interest. Material related-party transactions approved by the Audit Committee and involving any executive officer or director will be publicly disclosed as required by applicable laws and regulations.

Exercising supervisory or other authority on behalf of Highlands Ethanol LLC over a co-worker who is also a Family Member. The employee’s supervisor and/or the Compliance Officer will consult with the Human Resources department to assess the advisability of reassignment.

Loans to, or guarantees of obligations of, employees or their Family Members by Highlands Ethanol LLC could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law and applicable law requires that our Members approve all loans and guarantees to employees. As a result, all loans and guarantees by Highlands Ethanol LLC must be approved in advance by the Members.

5. CORPORATE OPPORTUNITIES

You may not take personal advantage of opportunities that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized by your supervisor, the Compliance Officer or the Members, as described in Section 4. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Participation in an investment or outside business opportunity that is related to our existing or proposed lines of business must be pre-approved. You cannot use your position with us or corporate property or information for improper personal gain.

6. MAINTENANCE OF CORPORATE BOOKS, RECORDS, DOCUMENTS AND ACCOUNTS; FINANCIAL INTEGRITY; PUBLIC REPORTING

The integrity of our records and public disclosure depends on the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately, honestly and on a timely basis. The making of false or misleading entries, whether by commission or by omission and whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

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no entry be made in, or omitted from, our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

•	transactions be supported by appropriate documentation;

•	the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•	employees comply with our system of internal controls; and

•	no cash or other assets be maintained for any purpose in any unrecorded or “off-the- books” fund

Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, our Members rely upon our accounting and other business and corporate records in preparing their periodic and current reports that they file with the SEC. These reports must provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about Highlands Ethanol LLC that would be important to enable stockholders and potential investors in our ultimate parent entities to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

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No employee may take or authorize any action that would cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or any other applicable laws, rules and regulations; all employees must cooperate fully with our Accountants, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC; and no employee should knowingly make (or use or encourage any other person to make) any false or misleading statement to our independent auditors or in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

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Any employee who becomes aware of any departure from the standards has an obligation and a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer or one of the other compliance resources described in Section 14.

7. FAIR DEALING

We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Compliance Officer, as further described in Section 14.

You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. No employee may take unfair advantage of anyone through misuse of confidential information, misrepresentation of material facts or any other unfair dealing practice.

Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

8. GIFTS AND ENTERTAINMENT

Business entertainment and gifts are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. Unless express permission is received from a supervisor, the Compliance Officer or the Corporate Governance Committee, entertainment and gifts cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) excessive in value, (b) in cash, (c) susceptible of being construed as a bribe or kickback or (d) in violation of any laws. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Under some statutes, such as the U.S. Foreign Corrupt practices Act (further described in Section 3), giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

9. ANTITRUST

Antitrust laws are designed to protect the competitive process. These laws generally prohibit:

•	Agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;

•	Agreements, formal or informal, that establish or fix the price at which a customer may resell a product; and

•	The acquisition or maintenance of a monopoly or attempted monopoly through anticornpetitive conduct.

Certain kinds of information, such as pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.

Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Compliance Officer whenever you have a question relating to these laws.

10. PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as lab equipment, lab supplies, office supplies, computer equipment, buildings, and products, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. Employees should be mindful of the fact that we retain the right to access, review, monitor and disclose any items and information transmitted, received or stored using our electronic equipment or in company facilities, with or without an employee’s or third party’s knowledge, consent or approval. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Compliance Officer.

11. CONFIDENTIALITY

One of our most important assets is our confidential information. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information may include business, technical, marketing, and service plans, financial information, product specifications or architecture, source codes, engineering, and manufacturing ideas, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners. This information may be protected by patent, trademark, copyright and trade secret laws.

Except when disclosure is authorized or legally mandated, you must not share our or our suppliers’ or customers’ confidential information with third parties or others within Highlands Ethanol LLC who have no legitimate business purpose for receiving that information. Doing so would constitute a violation of the Invention Assignment and Non-Disclosure Agreement that you signed upon joining us. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not discuss our business, information or prospects in any “chat room,” regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within Highlands Ethanol LLC, such as cafeterias. All Highlands Ethanol LLC emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of Highlands Ethanol LLC, except where required for legitimate business purposes.

In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, such as our website privacy policy, then you must handle that information solely in accordance with the applicable policy.

12. MEDIA/PUBLIC DISCUSSIONS

All inquiries or calls from the press and financial analysts must not be responded to and shall be promptly referred to the Managing Director, who shall then promptly inform the Members and be governed by relevant provisions of the LLC Operating Agreement.

13. WAIVERS

Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Members and will be disclosed as required by applicable laws, rules and regulations.

14. COMPLIANCE STANDARDS AND PROCEDURES

Compliance Resources

To facilitate compliance with this Code, we have implemented a program of Code awareness, training and review. We have established the position of Compliance Officer to oversee this program. The Compliance Officer is a person to whom you can address any questions or concerns. The Compliance Officer is Charles Grawey, the Managing Director of Highlands Ethanol LLC, can be reached at 1-973-902-3074. In addition to fielding questions or concerns with respect to potential violations of this Code, the Compliance Officer is responsible for:

•	Investigating possible violations of the Code;

•	Ensuring training new employees in Code policies;

•	Ensuring annual training sessions are conducted to refresh employees’ familiarity with the Code;

•	Ensuring copies of the Code are distributed annually via email or other means to each employee with a reminder that each employee is responsible for reading, understanding and complying with the Code;

•

Ensuring the Code is updated as needed and alerting employees to any updates, with appropriate approval of the Audit Committee of the Board of Directors, to reflect changes in the law, Highlands Ethanol LLC operations and in recognized best practices, and to reflect Highlands Ethanol LLC experience; and

•	Otherwise promoting an atmosphere of responsible and ethical conduct.

•	Reporting any potential or reported violations to the Members as soon as they arise.

Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer.

The Compliance Hotline, a toll-free help line at 1-800-826-6762, is also available to those who wish to seek guidance on specific situations or report violations of the Code. You may call the toll-free number anonymously if you prefer as it is not equipped with caller identification, although it will not be possible to obtain follow-up details from you that may be necessary to investigate the matter. Whether you identify yourself or remain anonymous, your telephonic contact with the Compliance Hotline will be kept strictly confidential to the extent reasonably possible within the objectives of the Code.

Clarifying Questions and Concerns; Reporting Possible Violations

If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.

If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility and obligation to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or the Compliance Officer, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.

Supervisors must promptly report any complaints or observations of Code violations to the Compliance Officer. The Compliance Officer and/or a designee of any Member will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Your cooperation in the investigation will be expected. As needed, the Compliance Officer will consult with other officers or the Members. Each Member shall have the right to investigate any potential violations of the Code to its satisfaction.

If the investigation indicates that a violation of the Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

EXHIBIT G

PRINCIPLES REGARDING INTELLECTUAL PROPERTY, TECHNICAL SERVICES AND BIOLOGICAL MATERIALS

A. All intellectual property and technical work product already developed by or on behalf of the Company, including any work already performed by Verenium and BP (including through contract with third parties) for the purpose of advancing the objectives of the Business of the Company or the Highlands Project, will be owned by Galaxy Biofuels LLC (“Galaxy”) and BP and Verenium each agree to assign or cause to be assigned all such intellectual property and work product to Galaxy. Nothing in this document conveys to Galaxy any ownership rights in any BP Background Technology or Verenium Background Technology, as defined in the Joint Development and Licensing Agreement, dated August 1, 2008, between BP, Verenium and Galaxy, as may be amended from time to time (“JDLA”).

B. All intellectual property and technical work product developed by or on behalf (including through contract with Verenium, BP, Galaxy or third parties) of the Company or Beaumont will continue to reside in Galaxy.

C. All rights and licenses under Galaxy intellectual property, BP Background Intellectual Property or Verenium Background Technology that are required or otherwise used by the Company or Beaumont for the design, engineering, construction, start-up, operation and maintenance of one or more Plants (as defined in the JDLA) will be provided by and through Galaxy.

D. No technical services and assistance will be provided to the Company or Beaumont by BP, Verenium, Galaxy or third party relating to the design, engineering, procurement, construction and start-up of one or more Plants intended to employ the SPE Technology Package until a definitive license agreements) for such SPE Technology Package is entered into by and between Galaxy and the Company or Galaxy and Beaumont, as the case may be, granting Company or Beaumont rights under the SPE Technology Package to perform such technical services and assistance.

E. No rights or licenses under any intellectual property or technical work product in the SPE Technology Package will transfer to the Company or Beaumont until a definitive license agreements) for such SPE Technology Package is entered into by and between Galaxy and the Company or Galaxy and Beaumont, as the case may be. To the extent certain rights and licenses may be required by the Company or Beaumont (e.g. government regulatory approvals) prior to execution of such definitive license agreement(s), Galaxy will provide an interim limited license to Highlands or Beaumont, as the case may be, upon mutual agreement by BP and Verenium.

F. The Company’s and Beaumont’s rights and licenses from Galaxy will include all intellectual property covering the SPE Technology Package as of the effective date of the definitive license agreement(s) and any intellectual property developed or acquired by Galaxy and made part of the SPE Technology Package for a period of time not less than five (5) years following the effective dates of the Company’s and Beaumont’s respective definitive license agreement with Galaxy.

G. To the extent required, used, leased or purchased by the Company or Beaumont, Biological Materials (as defined in the JDLA) that are part of the SPE Technology Package will be licensed and supplied to the Company and Beaumont by and through Galaxy. Upon request by Galaxy, Verenium will supply to Galaxy all required Biological Materials at cost (i.e. the profit margin for such supply will reside with Galaxy) which are: (1) part of the SPE Technology Package; and (2) owned, controlled or otherwise possessed by Verenium,

H. The Company and Beaumont will assign to Galaxy all intellectual property rights relating to any developments, improvements and modifications to the SPE Technology Package, including all developments, improvements and modifications to the design, construction, operation and maintenance of the Plant(s).

I. The Company and Beaumont will use reasonable commercial efforts to cause its third party contractors to assign to the Company, all intellectual property rights relating to any developments, improvements and modifications to the SPE Technology Package and the Plant(s). In the case of any engineering, construction or other services contract (“EPC” contract) entered into by the Company or Beaumont with a third party contractor, Galaxy will: (1) grant the license directly to the contractor to perform the EPC services; (2) have the right to enforce obligations of confidentiality in favor of Galaxy under such contracts; and (3) use reasonable commercial efforts to ensure that it receives assignment of any and all intellectual property and work product developed under the EPC contract.

EXHIBIT H

INITIAL BUDGET AND BUSINESS PLAN

[ * ]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED

AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT I

AGREED ACCOUNTING PRACTICES AND POLICIES

* Accounts should be audited and prepared annually using the year end of December 31.

* Accounts should comply with GAAP and comprise a balance sheet, income statement, cash flow statement together with notes to accounts for the current and prior financial year.

* Accounting policies should be approved by the Members.

* Internal control policies and procedures should be sufficient to ensure financial integrity of the accounts and approved by the Members.

EXHIBIT J

CAPITAL VALUE PROCESS

[ * ]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED

AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.